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                                                                    Exhibit 10.1

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                            ASSET PURCHASE AGREEMENT

                    Entered into on February 17, 2005 between

                            COASTAL ACQUISITION LTD.

                                    as Buyer

                                     - and -

                          WEYERHAEUSER COMPANY LIMITED

                                    as Seller

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                                TABLE OF CONTENTS

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                                                                                                                 PAGES
1.       INTERPRETATION........................................................................................     1
         1.1      Defined Terms................................................................................     1
         1.2      Knowledge of the Seller......................................................................    25
         1.3      Currency.....................................................................................    26
         1.4      Articles, Sections and Headings..............................................................    26
         1.5      Number, Gender and Persons...................................................................    26
         1.6      Accounting Terms and Definitions.............................................................    26
         1.7      Entire Agreement.............................................................................    27
         1.8      Time of Essence..............................................................................    27
         1.9      Applicable Law...............................................................................    27
         1.10     Successors and Assigns.......................................................................    27
         1.11     Assignment...................................................................................    27
         1.12     Severability.................................................................................    29
         1.13     Conflict.....................................................................................    29
         1.14     Amendments and Waivers.......................................................................    29
         1.15     Schedules....................................................................................    29
         1.16     Statutory References.........................................................................    29
         1.17     Performance on Holidays......................................................................    29
         1.18     Interest.....................................................................................    30

2.       PURCHASE AND SALE OF PURCHASED ASSETS.................................................................    30
         2.1      Purchased Assets.............................................................................    30
         2.2      Excluded Assets..............................................................................    30
         2.3      Grant of Licences............................................................................    30
         2.4      Third Party Consents.........................................................................    30
         2.5      Timber Reallocation Agreement................................................................    31
         2.6      Quota........................................................................................    31

3.       PURCHASE PRICE........................................................................................    32
         3.1      Purchase Price...............................................................................    32
         3.2      Payment of Purchase Price....................................................................    32
         3.3      Reforestation Payments.......................................................................    32
         3.4      Working Capital Statement....................................................................    33
         3.5      Forestry Liabilities Adjustment..............................................................    34
         3.6      Capital Expenditure Adjustment...............................................................    35
         3.7      Roads and Loss of Timber.....................................................................    36
         3.8      Allocation of Purchase Price.................................................................    36
         3.9      Adjustments..................................................................................    37
         3.10     Deposit......................................................................................    37
         3.11     Redeemable Shares............................................................................    37
         3.12     Pre-Closing Transactions.....................................................................    38
         3.13     Real Estate Sales Adjustment.................................................................    38
         3.14     Acquired Entities Adjustment.................................................................    38
         3.15     RFR Lands....................................................................................    38
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
4.       TAX MATTERS...........................................................................................    39
         4.1      Sales Tax....................................................................................    39
         4.2      Transfer Taxes...............................................................................    39
         4.3      Elections....................................................................................    40

5.       ASSUMPTION OF LIABILITIES.............................................................................    40
         5.1      Assumption of Certain Liabilities by the Buyer...............................................    40
         5.2      Excluded Liabilities.........................................................................    40
         5.3      Insurance....................................................................................    40

6.       REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................................................    41
         6.1      Organization.................................................................................    41
         6.2      Acquired Entities............................................................................    42
         6.3      Authorization................................................................................    42
         6.4      No Other Agreements to Purchase..............................................................    42
         6.5      No Violation.................................................................................    43
         6.6      Sufficiency of Purchased Assets..............................................................    43
         6.7      Title to Personal Property...................................................................    43
         6.8      Location of Real Property....................................................................    44
         6.9      Title to Real Property.......................................................................    44
         6.10     Aboriginal Claims............................................................................    45
         6.11     Leased Real Property.........................................................................    45
         6.12     Intellectual Property........................................................................    46
         6.13     Licence Agreements...........................................................................    46
         6.14     No Expropriation.............................................................................    46
         6.15     Agreements and Commitments...................................................................    46
         6.16     Compliance with Laws; Governmental Authorization.............................................    47
         6.17     Consents and Approvals.......................................................................    47
         6.18     Financial Statements.........................................................................    48
         6.19     Books and Records............................................................................    48
         6.20     Absence of Changes...........................................................................    48
         6.21     Taxes........................................................................................    48
         6.22     Legal Proceedings............................................................................    49
         6.23     Residency....................................................................................    49
         6.24     Guarantees, Warranties and Discounts.........................................................    49
         6.25     Employee Plans...............................................................................    50
         6.26     Collective Agreements........................................................................    51
         6.27     Employees....................................................................................    51
         6.28     Employee Accruals............................................................................    52
         6.29     Contractual Restrictions on Doing Business...................................................    52
         6.30     Bankruptcy...................................................................................    52
         6.31     Forestlands..................................................................................    52
         6.32     Timber Inventory Data........................................................................    53
         6.33     Inventories..................................................................................    54

7.       REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................    54
         7.1      Organization.................................................................................    54
         7.2      Authorization................................................................................    54
         7.3      No Violation.................................................................................    54

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
         7.4      Investment Canada............................................................................    55
         7.5      Consents and Approvals.......................................................................    55
         7.6      Litigation...................................................................................    55

8.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.................................................    55
         8.1      Survival of Representations and Warranties of the Seller.....................................    55
         8.2      Survival of Representations and Warranties of the Buyer......................................    55
         8.3      Survival of Covenants........................................................................    55
9.       COVENANTS.............................................................................................    56
         9.1      Access to Purchased Business and Purchased Assets............................................    56
         9.2      Conduct of Purchased Business Before Closing.................................................    57
         9.3      Risk of Loss.................................................................................    59
         9.4      Exclusivity..................................................................................    59
         9.5      Commercially Reasonable Effort to Obtain Consents............................................    59
         9.6      Post Closing Receipts........................................................................    59
         9.7      Co-operation Regarding Tax Returns and Audits................................................    60
         9.8      Compliance with Agreement....................................................................    60
         9.9      Compliance with the Forest Act...............................................................    61
         9.10     Fees.........................................................................................    61
         9.11     Combined Contracts...........................................................................    61
         9.12     Personal Information.........................................................................    62
         9.13     Off-Site Books and Records...................................................................    62
         9.14     Updating Financial Statements................................................................    62
         9.15     Approval of the Transfer of Forestry Liabilities.............................................    62
         9.16     Information for Competition Bureau...........................................................    63
         9.17     Consents Not Obtained Before Closing.........................................................    63
         9.18     Leases/Subleases of Premises.................................................................    64
         9.19     Poplar Interests.............................................................................    64
         9.20     Sproat Lot 98 Interests......................................................................    66
         9.21     Litigation Management Agreement..............................................................    67
         9.22     New Encumbrances.............................................................................    67
         9.23     Boot Lagoon Access...........................................................................    68
         9.24     Beach Camp Access............................................................................    68
         9.25     Distribution Services........................................................................    69
10.      ENVIRONMENTAL MATTERS.................................................................................    69
         10.1     Environmental Representations and Warranties.................................................    69
         10.2     Covenant and Limitations on Liability........................................................    71
         10.3     Process......................................................................................    73
         10.4     Notice.......................................................................................    73
         10.5     Sole Recourse and Release....................................................................    73
         10.6     Subrogation..................................................................................    74
         10.7     Control of Remediation.......................................................................    74
         10.8     Dispute Resolution for Environmental Work....................................................    75
         10.9     Waiver of Site Profile.......................................................................    75
11.      EMPLOYEES.............................................................................................    76
         11.1     Salaried Employees...........................................................................    76

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
         11.2     Union Employees..............................................................................    77
         11.3     Remittances..................................................................................    77
         11.4     Benefit Plans................................................................................    77
12.      CONDITIONS OF CLOSING.................................................................................    78
         12.1     Conditions of Closing in Favour of the Buyer.................................................    78
         12.2     Conditions of Closing in Favour of the Seller................................................    80
13.      CLOSING DATE AND TRANSFER OF POSSESSION...............................................................    81
         13.1     Transfer.....................................................................................    81
         13.2     Place of Closing.............................................................................    81
         13.3     Delivery of Closing Documents................................................................    81
         13.4     Further Assurances...........................................................................    83
         13.5     Registration of Transfer of Real Property....................................................    83
         13.6     Post-Closing Notification....................................................................    84
14.      INDEMNIFICATION.......................................................................................    84
         14.1     Indemnification by the Seller................................................................    84
         14.2     Indemnification by the Buyer.................................................................    85
         14.3     Notice of Claim..............................................................................    86
         14.4     Direct Claims................................................................................    87
         14.5     Third Party Claims...........................................................................    87
         14.6     Settlement of Third Party Claims.............................................................    87
         14.7     Co-operation.................................................................................    88
         14.8     Thresholds...................................................................................    88
         14.9     Reduction....................................................................................    88
         14.10    Limitations..................................................................................    89
         14.11    Cap..........................................................................................    89
         14.12    As Is, Where Is..............................................................................    89
         14.13    Assumed Liabilities..........................................................................    89
         14.14    Subrogation..................................................................................    90
         14.15    Exclusive Remedy.............................................................................    90
15.      TERMINATION...........................................................................................    90
         15.1     Termination..................................................................................    90
16.      MISCELLANEOUS.........................................................................................    91
         16.1     Notices......................................................................................    91
         16.2     Commissions, etc.............................................................................    92
         16.3     Consultation.................................................................................    92
         16.4     Disclosure...................................................................................    92
         16.5     Retention of Books and Records...............................................................    92
         16.6     Confidentiality..............................................................................    93
         16.7     Non-Solicitation.............................................................................    93
         16.8     Disclosure Letter............................................................................    94
         16.9     Costs and Expenses...........................................................................    94
         16.10    Third Parties................................................................................    94
         16.11    Counterparts.................................................................................    95

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         THIS AGREEMENT made as of the 17th day of February, 2005,

BETWEEN: COASTAL ACQUISITION LTD., a corporation existing under the laws of British Columbia

                                                                   (the "BUYER")

AND: WEYERHAEUSER COMPANY LIMITED, a corporation existing under the laws of Canada

                                                                  (the "SELLER")

         WITNESSES THAT WHEREAS the Seller has agreed to sell and the Buyer has agreed to purchase certain assets and properties of the Seller relating to the Purchased Business (as defined herein) upon and subject to the terms and conditions contained in this Agreement;

         THEREFORE in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party) the parties agree as follows:

1.       INTERPRETATION

1.1      DEFINED TERMS

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)      "AAC" means allowable annual cut;

(b) "ABORIGINAL CLAIMS" means, in respect of the Purchased Business and Purchased Assets, any and all claims to aboriginal rights or title or interest or treaty rights, and any and all Legal Proceedings and Liabilities, arising or incurred as a result of, or in relation to: (i) Claims of aboriginal rights or title or interest or treaty rights, made by or on behalf of any Aboriginal Group whether or not they are: (A) made before or after the Closing Date; (B) proven in a court of law; or
         (C) made in Legal Proceedings; and (ii) any duty or obligation to share information with, consult or accommodate or receive consent from any Aboriginal Group;

(c) "ABORIGINAL GROUP" means any Indian band, first nation or aboriginal group, house, tribal council or other aboriginal organization;

(d) "ACCOUNTS RECEIVABLE" means, in respect of third parties other than Affiliates of Seller, all accounts receivable, trade accounts receivable, advances, notes receivable, insurance claims and any other debts due or accruing to the Seller

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         including any refunds and rebates, and the benefit of all security
         (including cash deposits), guarantees and other collateral and security for those accounts, advances, notes and debts to the extent that they relate primarily to or arise primarily from the Purchased Business and they arise or exist as at the Time of Closing, and any claim, remedy or other right related to any of the foregoing and, for greater certainty, excluding Tax refunds and rebates and CVD/AD refunds;

(e) "ACQUIRED ENTITIES" means the following entities in which the Seller holds an Ownership Interest: Boom Chain Transportation Company Limited, Marine Leasing Ltd., Iisaak Forest Resources Ltd., Mid-Island Reman Inc., MacMillan Bloedel Kabushaki Kaisha Ltd., Weyerhaeuser (Imports) Pty. Limited, 486286 British Columbia Ltd., and Gulf Log Salvage Co-operative Association provided that the parties acknowledge that the Seller's interest in Boom Chain Transportation Company Limited may be dissolved or sold before the Closing and in that event, the term "Acquired Entities" shall mean all of the listed entities as above other than Boom Chain Transportation Company Limited;

(f) "ADDITIONAL INTERESTS" means the Poplar Interests and the Sproat Lot 98 Interests;

(g) "AFFILIATE" in respect of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person where "control" means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor of the power to direct or cause the direction of the affairs or management of the Person, whether through the ownership of Voting Securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person;

(h) "AGREEMENT" means this asset purchase agreement including the recitals and schedules hereto, as amended, supplemented or restated from time to time;

(i) "APPLICABLE LAW" with respect to any Person, property, transaction or event, means all present laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event, Environmental Laws, Forestry Laws and all applicable requirements, directives, rules, consents, approvals, authorizations, orders and policies of any Governmental Authority having the force of law over that Person, property, transaction or event;

(j) "APPROVALS" means approvals, certificates, authorizations, consents, permits, grants, licences, notifications, privileges, rights, orders, judgments, rulings, directives, ordinances, decrees, registrations and filings, including, without limitation, the Approvals set out in
         Schedule 1.1(j);

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(k)      "ASSUMED LIABILITIES" means the following Liabilities of the Seller to the extent relating to or arising with respect to the Purchased Business or the Purchased Assets whether arising before or after the Time of Closing:

         (i)      under all Contracts including, without limitation:

                  (A) foreign exchange losses in respect of sales agreements denominated in foreign currencies; and

                  (B)      those Contracts listed in Schedule 1.1(k)(i),

                  but excluding:

                  (C) the Timber Reallocation Agreement (except to the extent such agreement is partially assigned to the Buyer);

                  (D) those Liabilities, other than Environmental Liabilities, arising from the breach of a Contract that occurred prior to the Time of Closing;

                  (E) Liabilities for retroactive rate or payment adjustments arising in respect of matters that occurred prior to the Time of Closing and based on the terms of such Contracts as they existed prior to the Time of Closing, provided always that the Buyer has first consulted with the Seller in respect of any adjustment that requires or is based upon the Buyer's involvement in or approval of such adjustment; and

                  (F) Liabilities of the Seller to banks, financial institutions or other Persons for borrowed money;

         (ii) with respect to the Union Employees and the Salaried Employees as set forth in Article 11 including, without limitation, the severance obligations referenced in Section 14.2(b);

         (iii) under all Licences and Permits other than Environmental Permits, including without limitation those listed in Schedule 1.1(k)(iii), but excluding those Liabilities, other than Environmental Liabilities, arising from the breach of a Licence or Permit (other than Environmental Permits) that occurred before the Time of Closing;

         (iv)     Liabilities disclosed on the Working Capital Statement;

         (v) with respect to Permitted Encumbrances, other than Taxes payable by the Seller (unless covered by Section 3.9), Liabilities of the Seller to banks, financial institutions or other Persons for borrowed money and under Contracts, to the extent excluded under (i)(C), (D) or (E) above;

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

         (vi) with respect to all Forestry Liabilities, notwithstanding the amount paid for the assumption thereof by the Seller to the Buyer;

         (vii) under the Timber Tenures, other than in respect of stumpage and waste billings arising in respect of harvesting or failure to harvest before the Time of Closing and not included in the Working Capital Statement;

         (viii) with respect to roads, bridges, dumps, culverts and other improvements associated with the Real Property and the Timber Tenures, regardless of when or how constructed or used, but excluding any Liabilities resulting from breaches of Forestry Laws by the Seller before the Time of Closing to the extent that such breach results in any prosecution, charge, ticket or administrative or other monetary penalty under the Forestry Laws;

         (ix) under the Forestry Laws but excluding: (A) any Liabilities resulting from breaches of Forestry Law by the Seller before the Time of Closing to the extent that such breach results in any prosecution, charge, ticket or administrative or other monetary penalty under the Forestry Laws, and (B) stumpage and waste billings arising in respect of harvesting or failure to harvest before the Time of Closing and not included in the Working Capital Statement;

         (x)      Environmental Liabilities and Environmental Permits;

         (xi) Liabilities to anyone formerly employed in the Purchased Business as contemplated in Section 11.2(c);

         (xii)    with respect to Aboriginal Claims; and

         (xiii)   with respect to the Legal Proceedings listed in Part 1 or
                  Part 2 (except as set forth therein) of Schedule 1.1(k)(xiii);

(l) "BEACH CAMP LANDS" means the lands and premises legally described as Parcel Identifier: 025-571-281, Lot B, Section 17, Township 1, Rupert District, Plan VIP74604, see plan as to limited access;

(m) "BENEFIT PLANS" means all plans, agreements, programs, policies, practices or undertakings (whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered) that the Seller is a party to or bound by or in which the Employees of the Purchased Business participate, or under which the Seller has or will have any liability or contingent liability, for compensation or benefits additional to base pay or salary including without limitation surplus entitlement, with respect to any of the Employees of the Purchased Business (or their spouses, dependants, survivors or beneficiaries), whether or not subject to any Applicable Law, relating to pension, superannuation, retirement or retirement savings benefits (including any defined benefit pension plan, defined contribution pension plan, registered retirement savings plan, retirement compensation arrangement, and supplemental pension plan) or any bonus, deferred compensation, incentive compensation, share based compensation (including any share purchase, share appreciation, share option or phantom stock plans) severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, paid time off and overtime, supplemental unemployment benefits, profit-sharing, mortgage and relocation assistance, car allowances, professional dues, club dues, employee loan, employee assistance, post retirement benefits and each other employee benefit plan or agreement, except that the term "BENEFIT Plans" will not include any statutory plans of general application with which the Seller is required to comply by reason of being an employer, including by way of example the Canada Pension Plan and plans administered pursuant to applicable provincial health tax, workers' compensation, workplace safety and insurance and employment insurance legislation and except that, for the purposes of Section 11.4(b), the term Benefit Plan will be deemed not to include any entitlement to notice of termination or any severance payment in lieu thereof;

(n) "BOOKS AND RECORDS" means the On-Site Books and Records and Off-Site Books and Records;

(o) "BOOT LAGOON LANDS" means the lands and premises legally described as Parcel Identifier: 008-572-763, District Lot 284, Alberni District;

(p) "BUSINESS DAY" means any day, other than a Saturday, Sunday or a statutory holiday in British Columbia and which Business Day is deemed to end at 5:00 p.m. (local time) on that day;

(q) "BUYER INDEMNIFIED PARTY" means the Buyer and its shareholders, directors, officers, employees, agents, representatives, successors and assigns;

(r) "CLAIM" means any notice (including a notice of defect or non-compliance), assessment, reassessment, order, summons, citation, directive, no-action letter, ticket, charge, fine, penalty, judgment, order, liability, expense, cost, damage, loss, investigation, letter or other written communication, claim, remediation cost recovery action, demand, suit, action, complaint, grievance, legal assertion, prosecution, petition or proceeding from any Person or any Governmental Authority;

(s)      "CLOSING" means the completion of the Purchase at the Time of Closing;

(t)      "CLOSING CONSENTS" means those consents set forth in Schedule 1.1(t);

(u) "CLOSING DATE" means the first Monday after the date that is the later of the first Business Day after the expiry of the notice period set out in Section 11.2(b) and twelve Business Days after the day on which the last of the conditions set out in Sections 12.1(c), (d), (i), (j) and
         (k) and Sections 12.2(f), (g) and (h) have been satisfied or waived as contemplated herein by the Buyer or the Seller, as the case may be, or such other date as may be agreed to in writing between the Seller and the Buyer;

(v) "CLOSING GUARANTEE" means the guarantee executed by Brascan Corporation on the date hereof, guaranteeing the performance of the obligations of the Buyer hereunder during the Interim Period;

(w) "COASTAL AMOUNT" of any Quota means the amount of any Quota that may be received by the Seller or to which the Seller may be entitled based on the criteria for the determination of Quota (the "CRITERIA") applied to the Purchased Business for the time before Closing, and, if the Seller receives or is entitled to any Quota based on such Criteria for the time before Closing but the actual amount of the Quota received by the Seller or to which the Seller is entitled based on the application of the Criteria to the Purchased Business for the time before Closing can not be separately determined from any of the other Quota that the Seller may receive or be entitled to, then the Coastal Amount of any Quota will be determined on the basis of:

         (i) the annual average of the volume of softwood lumber reported by the Seller to the Department of Foreign Affairs and International Trade as having been sold by the Purchased Business into the United States during the relevant period of time before Closing used to allocate the Quota, and in the absence of any such period of time, during the twenty-four months immediately before the date of this Agreement (as the numerator);

         relative to:

         (ii) the annual average of the volume of softwood lumber reported by the Seller to the Department of Foreign Affairs and International Trade as having been sold by all of the Seller's businesses in Canada into the United States during that time (as the denominator);

(x)      "COLLECTIVE AGREEMENTS" means the collective agreements described in
         Schedule 1.1(x);

(y)      "COMPETITION ACT" means the Competition Act (Canada), as amended;

(z)      "COMPETITION ACT APPROVAL" means:

         (i) the issuance of an advance ruling certificate by the Commissioner under Subsection 102(1) of the Competition Act to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement or otherwise in connection with the transfer of the Purchased Assets to the Buyer; or

         (ii) the applicable waiting period under section 123 of the Competition Act will have expired or the Commissioner will, in accordance with paragraph 113(c) of the Competition Act, have waived the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act because substantially similar information was previously supplied in relation to a request for an advance ruling certificate pursuant to subsection 102(1) of the Competition Act, and the Buyer will have received a "no-action" letter from the Commissioner, which letter confirms that the Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated herein or otherwise in connection with the transfer of the Purchased Assets to the Buyer; or

         (iii) where, in lieu of the requirements in (i) and (ii) above, at the Buyer's election, the waiting period under section 123 of the Competition Act will have expired or the Commissioner will, in accordance with paragraph 113(c) of the Competition Act, have waived the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act because substantially similar information was previously supplied in relation to a request for an advance ruling certificate pursuant to subsection 102(1) of the Competition Act, and neither the Seller nor the Buyer will have been advised in writing by the Commissioner that:

                  (A) the Commissioner has determined to make an application for an order under section 92, 100 or 104 of the Competition Act with respect to the transactions contemplated by this Agreement or otherwise in connection with the transfer of the Purchased Assets to the Buyer, or to commence an inquiry with respect to such transactions or transfer under section 10 of the Competition Act; or

                  (B) an application under section 9 of the Competition Act has been made to the Commissioner with respect to the transactions contemplated by this Agreement or otherwise in connection with the transfer of the Purchased Assets to the Buyer;

(aa) "CONTAMINANTS" means any radioactive materials, asbestos, asbestos-containing materials, urea formaldehyde, hydrocarbons, polychlorinated biphenyls ("PCBs"), PCB-containing equipment or materials, pollutants, contaminants, mould, deleterious substances, dangerous substances or goods, hazardous, corrosive or toxic substances, hazardous waste, waste, wood waste leachate, pesticides, defoliants or any other substance, solid, liquid, gas, vapour, odour, radiation or any combination thereof, the storage, manufacture, handling, disposal, treatment, generation, use, transport, remediation or Release into, or presence in, the environment of which is prohibited, controlled, regulated or defined under Environmental Laws whether such Environmental Laws come into force before or after the Time of Closing;

(bb) "CONTAMINATED SITE" has the meaning given to it at the Time of Closing in the British Columbia Environmental Management Act and the regulations pursuant thereto;

(cc) "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral, relating primarily to the Purchased Business, including the Personal Property Leases, the Real Property Leases, the Real Property Interests, quotations, orders, tenders for any contract that remain open for acceptance, warranties or guarantees (express or implied) but not including any national purchase contracts between the Seller and the various suppliers of goods and/or services to the Seller's other operations and business in common with the Purchased Business as listed in Schedule 1.1(cc);

(dd) "CVD/AD" means all countervailing and anti-dumping duties, and similar duties, taxes and levies;

(ee) "DEPOSIT" means the sum of $75,000,000 held by the Escrow Agent from time to time;

(ff)     "DIRECT CLAIM" means a Claim that is not a Third Party Claim;

(gg) "DISCLOSURE LETTER" means the letter delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement setting out certain exceptions to the representations and warranties of the Seller and signed on behalf of the Seller, by the Seller's President;

(hh)     "DRAFT WORKING CAPITAL STATEMENT" has the meaning set forth in Section
         3.4;

(ii) "EMPLOYEES" means Salaried Employees and Union Employees who are employed in the Purchased Business including the employees on long term disability, leave of absence, maternity leave or other absence and who have a contractual, legal, Collective Agreement or other right to return to employment with the Seller, all of whom are set out in
         Schedule 1.1(ii);

(jj) "ENCUMBRANCE" means any charge, mortgage, lien, pledge, claim, legal notation, hypothec, legal or conventional, personal or real, or security interest, whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges;

(kk)     "ENVIRONMENTAL CONDITION" means:

         (i) the presence or Release, whether before or after the Time of Closing, of any Contaminants in, on, at, under, to or from:
                  (A) any Real Property, or (B) the lands underlying the Timber Tenures and lands and waters subject to the Licences and Permits (including Environmental Permits) to the extent not included in Real Property, (C) lands and waters adjacent to or, in the vicinity of, the lands and waters described in subparagraphs (A) and (B) upon which the Purchased Business has encroached; or (D) any building or other structure on the Real Property or any other property described in the immediately preceding subparagraphs (B) and (C); and

         (ii) any other circumstance, condition, matter, occurrence, issue, event or requirement relating to the environment (which includes, without limitation, any building or structure on, or forming part of, the Purchased Assets), environmental assessment, health, occupational health and safety or transportation of dangerous goods that arises from, is caused (directly or indirectly) by, or relates to, the operation of the Purchased Business or the Purchased Assets whether before or after the Time of Closing other than breaches of Forestry Laws that occurred before the time of Closing to the extent that such breach results in any prosecution, charge, ticket or administrative or other monetary penalty under the Forestry Laws;

(ll)     "ENVIRONMENTAL COVENANT" means the covenants of the Seller set out in
         Section 10;

(mm) "ENVIRONMENTAL EXPERT" means an individual who is qualified as a professional with a recognized geotechnical, engineering, or environmental consulting firm;

(nn) "ENVIRONMENTAL LAWS" means all statutes, laws, regulations, orders, by-laws, standards, directions, protocols (provided that such standards, directions and protocols have the force of law but including, with respect to any real property subject to federal jurisdiction, the CCME Standards), and other lawful requirements of any Governmental Authority having jurisdiction over the Purchased Assets or the Purchased Business relating to the environment, environmental assessment, health, occupational health and safety, or transportation of dangerous goods and that are applicable to the Purchased Assets, including the principles of common law and equity and that are in force at the Time of Closing but excluding Forestry Laws; provided that, for the purposes of the representations and warranties in Section 6.16(b) and Article 10: (A) Environmental Laws includes all provisions of Forestry Laws that relate to Environmental Conditions; and (B) Forestry Laws excludes all provisions of Forestry Laws that relate to Environmental Conditions;

(oo) "ENVIRONMENTAL LIABILITY" means any Claim or Legal Proceedings and any Liability or Loss, whether or not arising as a result of a Claim or Legal Proceeding, arising out of, related to, or resulting from any Environmental

         Condition, whether such Environmental Condition occurred or came into existence before or after the Time of Closing, but excluding:

         (i) those Environmental Conditions for which the Seller is or becomes responsible pursuant to Article 10 of this Agreement to the extent set out in, and subject to the limitations in,
                  Article 10; and

         (ii) any Formal Legal Proceedings issued before the Time of Closing with respect to Environmental Conditions that occurred before the Time of Closing where such Formal Legal Proceedings are not listed in Part 1 or Part 2 (except as set forth therein) of Schedule 1.1(k)(xiii);

(pp) "ENVIRONMENTAL PERMITS" means all Licences and Permits required under Environmental Laws, including, without limitation, those set out in
         Schedule 1.1(pp);

(qq) "ESCROW AGENT" means Computershare Trust Company of Canada, who shall serve as escrow agent for the Deposit;

(rr) "ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

(ss) "EXCLUDED ASSETS" means the following assets, properties, rights and interests of the Seller:

         (i)      Contracts relating primarily to the Excluded Assets;

         (ii)     the Combined Contracts;

         (iii)    the Excluded IP;

         (iv) insurance policies held by the Seller and any proceeds of such policies;

         (v) Taxes and instalments of Taxes paid by the Seller and the right to receive any refund of Taxes paid by the Seller and investment tax credits refundable to the Seller, scientific research and experimental development tax credit refunds, workers' compensation premiums refundable and similar premiums refundable and rebates and credits and all interest thereon and any amounts recorded by the Seller as Taxes in accordance with GAAP;

         (vi) the Seller's corporate charters, minute and share record books, documents and records and corporate seals of the Seller, Tax records and other financial records to the extent not reasonably required by the Buyer as successor to the Purchased Business and the Purchased Assets;

         (vii)    the Benefit Plans of the Seller;

         (viii) rebates and refunds of monies paid or payable to the Seller in connection with the Purchased Business or Purchased Assets before the Closing Date, including without limitation with respect to performance bonds, remediation order bonds and reforestation programs;

         (ix) cash and other security deposits made by the Seller including those made under the Timber Tenures, Real Property or Environmental Permits unless included in the calculation of the Net Working Capital and which are listed in Schedule 1.1(ss)(ix);

         (x) any guarantees, letters of credit or similar security arrangements made by the Seller in connection with the Purchased Assets and which are listed in Schedule 1.1(ss)(x) (replacements for which, the Buyer will be responsible for as of the Time of Closing except where the Purchased Asset to which such matter relates is not acquired by the Buyer at the Time of Closing);

         (xi) any funds, deposits, accruals or reserves relating to any deferred profit-sharing plan, salary deferral arrangement, employee trust, retirement benefits or retirement compensation arrangements;

         (xii)    cash and cash equivalent in bank accounts;

         (xiii)   certain information systems and technology as set out in
                  Schedule 1.1(ss)(xiii);

         (xiv) the business and assets of Northwest Hardwoods (including two foreshore leases and a lot at or near the facility) and certain related Licences of alder timber tenure set out in
                  Schedule 1.1(ss)(xiv);

         (xv) the box plant lot near the New Westminster sawmill, as legally described in Schedule 1.1(ss)(xv);

         (xvi) certain lots on Flores Island that the Seller has agreed to donate to the Province of British Columbia, as legally described in Schedule 1.1(ss)(xvi);

         (xvii) the business and assets of all distribution facilities anywhere in the world and all agreements relating to the distribution by such facilities of products produced by the Purchased Business other than the business and assets associated with the distribution facilities in China, Japan and Australia as set out in Schedule 1.1(ss)(xvii);

         (xviii) refunds, bonds and deposits relating to CVD/AD up to the Time of Closing;

         (xix) the Real Property that is the subject of Permitted Sales that have closed prior to the Closing Date or that are subject to an executed purchase and sale agreement with a Third Party prior to the Time of Closing and are still in effect as at the Closing Date and any proceeds therefrom payable to the Seller in accordance with Section 3.13;

         (xx) the mortgages held by the Seller with respect to sales of interests in real property before the date of this Agreement as described in Schedule 1.1(ss)(xx) and retained mineral rights in respect of the sale of real property before the date of this Agreement;

         (xxi) Trus Joist property, assets, rights and interests of whatever nature or kind;

         (xxii)   the Canadian White Pine and K3 sites, as legally described in
                  Schedule 1.1(ss)(xxii); and all associated property, assets, rights and interests of whatever nature or kind, including two foreshore leases that are the subject of ongoing remediation and two foreshore leases which relate to land created by fill at the Canadian White Pine and K3 site;

         (xxiii)  the Off-Site Books and Records;

         (xxiv) compensation under the Timber Reallocation Agreement as described in Section 2.5;

         (xxv) the lease agreement dated August 24, 1990, as amended, between the Seller and Shon Georgia Investments Ltd., in respect of the office space at 925 West Georgia Street;

         (xxvi) except as set forth in the Transitional Services Agreement, certain rights in respect of the Seller's non- arms' length supply arrangements including, without limitation:

                  (A)   log sales to Weyerhaeuser Company;

                  (B)   log sales to Seller's Kamloops sawmill; and

                  (C) lumber sales to Weyerhaeuser Building and Materials Distribution;

         (xxvii) all assets, rights and interests relating to "Spacekraft" currently owned by MacMillan Bloedel Kabushiki Kaisha Ltd.;

         (xxviii) the issued and outstanding shares of MacMillan Guardiana, S.A.
                  de C.V.;

         (xxix) all intercompany amounts owing to the Seller from its Affiliates (other than the Acquired Entities) and all intracompany amounts owing to the Purchased Business as disclosed on the Financial Statements;

         (xxx)    subject to Section 3.15, the real property described in
                  Schedule 1.1(ss)(xxx);

         (xxxi) the sum of $371,000 owed to the Seller by the Province of British Columbia in respect of legal fees relating to the settlement of a confidential lawsuit and a right of related set-off in the approximate amount of $1,229,000 by way of credit against amounts asserted to be payable by the Seller arising out of the timber licence transfer associated with the transfer of MacMillan Bloedel Limited timber licences to Weyerhaeuser Company Limited on or about November 1, 1999;

         (xxxii) any asset of the Seller not held for use and not used primarily in the Purchased Business, which for greater certainty excludes those assets described in sub- paragraphs
                  (i) to (xxi) of the definition of Purchased Assets;

(tt) "EXCLUDED IP" means all Intellectual Property owned by the Seller, and all of the Seller's Intellectual Property Rights therein, that are not Transferred IP;

(uu) "FEE SIMPLE REAL PROPERTY" means the real property set out in Schedule 1.1(uu);

(vv)     "FINANCIAL EXPERT" means PricewaterhouseCoopers LLP;

(ww) "FINANCIAL STATEMENTS" means the unaudited financial statements of the Seller relating to the Purchased Business for the financial years ending on December 28, 2003 and December 26, 2004;

(xx) "FORESTRY LAWS" means the Forest Act (British Columbia), the Forest Practices Code of British Columbia Act, the Private Managed Forest Land Act (British Columbia), the Forest and Range Practices Act (British Columbia) and any Applicable Law relating to wildfires, if any, and all regulations and rules under those statutes, and the Fisheries Act (Canada) and all regulations and rules thereunder but solely as the Fisheries Act (Canada) and all regulations and rules thereunder apply to timber harvesting, roads, silviculture and other forestry management activities;

(yy) "FORESTRY LIABILITIES" means all silviculture, reforestation, road deactivation and road reclamation Liabilities associated with the Timber Tenures and under any Contract that relate to attaining the reforestation or road deactivation standards under the Forestry Laws or that Contract for any harvested tracts or roads, including but not limited to any reforestation needed to ensure the reforestation will be met, conducting surveys of harvested blocks, re-surveying blocks that meet conditionally satisfactory reforested levels, deactivation and site reclamation of road rights of way and re-treating harvested blocks that had been deemed not to meet the reforestation standards, determined in the manner set out in the calculations and principles set out in
         Schedule 1.1(yy);

(zz) "FORESTRY LIABILITIES ADJUSTMENT" means the difference between the Forestry Liabilities at the Time of Closing and the Forestry Liabilities Statement determined as contemplated by Section 3.5;

(aaa) "FORESTRY LIABILITIES STATEMENT" means a statement of the Forestry Liabilities as at the Time of Closing determined by the Seller using the principles and procedures set forth in Schedule 1.1(yy);

(bbb) "FORMAL LEGAL PROCEEDINGS" means any litigation, action, prosecution, charge, ticket, summons or other legal proceeding or judgment;

(ccc) "GAAP" means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the handbook of the Canadian Institute of Chartered Accountants;

(ddd) "GOVERNMENT" means any federal, provincial, state, territorial, local or municipal government of Canada or a foreign country and "GOVERNMENTAL" has a corresponding meaning;

(eee) "GOVERNMENTAL APPROVALS" means Approvals issued or granted under any Applicable Law or by any Governmental Authority;

(fff) "GOVERNMENTAL AUTHORITY" means any Government agency or Government department, tribunal, board, commission, court or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, Government, as well as any arbitrator, arbitration tribunal or other tribunal or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ggg) "GST" means all Taxes payable under the ETA and any reference to a specific provision of the ETA shall refer to any successor provision thereto of like or similar effect;

(hhh) "HSR COMPLIANCE" means that the parties have completed the filing of all forms required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, in respect of the transactions contemplated by this Agreement, and the waiting periods (or any extensions thereof) applicable under that Act have terminated or expired;

(iii) "INDEMNIFIED PARTY" means a Buyer Indemnified Party or Seller Indemnified Party, as applicable;

(jjj) "INDEMNIFYING PARTY" means a party from whom indemnification is sought by an Indemnified Party under Article 14;

(kkk) "INTELLECTUAL PROPERTY" means intellectual, industrial and intangible property of whatever nature and kind in any jurisdiction, including trademarks, official marks, brand names, business names, trade names, domain names, trading styles, logos, trade secrets, innovations, discoveries, developments, product formulations, software (including object code, source code and related documentation), proprietary manufacturing information, and know how, equipment and parts list and descriptions, inventions, inventor's notes and research data, unpatented blue prints, drawings and designs, industrial property, formulae, processes, technology, databases, works of authorship, works subject to copyright, guides, manuals and designs, in all cases whether patented or patentable, whether registered or unregistered, and in any medium whatsoever;

(lll) "INTELLECTUAL PROPERTY RIGHTS" means any and all rights in respect of Intellectual Property, whether pursuant to statute, common law or other laws, including any and all:

      (i)   rights in respect of trademarks and trade names;

      (ii)  copyrights and the benefit of any waivers of moral rights;

      (iii) database rights;

      (iv) rights in respect of industrial designs, integrated circuit topographies, and mask works;

      (v)   patents and patent applications;

      (vi)  rights and obligations in respect of trade secrets; and

      (vii) all applications, registrations, renewals, extensions, continuations, divisions, reissues, and restorations relating to any such rights (where applicable), now or hereafter in force and effect throughout the world (including any rights in any of the foregoing).

(mmm) "INTERIM PERIOD" means the period commencing on the date of execution of this Agreement and ending at the Time of Closing;

(nnn) "INVENTORY" means all inventories of the Purchased Business including logs and other raw materials, work in process, supplies and spare parts, except for any wraps or other supplies bearing the Seller's name or marks;

(ooo)    "LEASED REAL PROPERTY" means the real property set out in Schedule
         1.1(ooo);

(ppp) "LEGAL PROCEEDING" means any litigation, action, suit, prosecution, investigation, hearing, claim, demand, complaint, grievance, notice of non-compliance or defect, citation, directive, legal charge, arbitration proceeding or other legal notice or legal proceeding, judgment, order or decree and includes any appeal or review and any application for appeal or review;

(qqq) "LIABILITIES" means obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, losses, all Taxes, including Taxes arising as a result of an assessment or reassessment, costs (including remediation costs) and expenses (including reasonable fees and disbursements of legal counsel, consultants, expert witnesses and other professionals and including any other costs incurred in investigating, defending or pursuing any Legal Proceeding), deficiencies and other charges;

(rrr) "LICENCE AGREEMENTS" means all right, title and interest in and to all licence agreements, service agreements, supply agreements, franchise agreements, computer hardware and software agreements and technical services agreement relating primarily to the Purchased Business;

(sss) "LICENCES AND PERMITS" means all permits, licences, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions required from or issued by any Governmental Authority in connection with the Purchased Business;

(ttt) "LICENSED IP" means the Intellectual Property owned by the Seller and required for the Purchased Business as of the Closing Date, and all of the Seller's Intellectual Property Rights therein, but excluding: (i) the Transferred IP; (ii) the Seller's domain names, trademarks and trade-names and goodwill associated with such names, and (iii) all copyrightable subject matter and trade dress in advertising, promotional materials, marketing brochures, pamphlets, store display, product wraps and website content owned by the Seller;

(uuu) "LOSSES" means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including, without limitation, all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a Third Party Claim arising directly as a consequence of such matter, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

(vvv)    "LOT 98" means the lands and premises legally described as Parcel
         Identifier: 008-408-106, District Lot 98, Alberni District, Except Part in Plans 4087, 4786 and 14235;

(www) "MATERIAL CONTRACTS" means any Contract (other than the Timber Tenures) with respect to the Purchased Business: (i) involving remaining payments to or by the Seller in excess of $2,000,000 in any one year;
         (ii) that is outside the ordinary course of the Purchased Business;
         (iii) that restricts in any material way the Purchased Business or the use of the Purchased Assets or activities of Seller or

         Buyer (upon the acquisition of the Purchased Assets by the Buyer); or
         (iv) that would, in the event of a termination, default, acceleration or loss of rights thereunder, have a Materially Adverse effect on the Purchased Assets or the Purchased Business;

(xxx) "MATERIALLY ADVERSE" means, with respect to the Purchased Business or the Purchased Assets, a fact, circumstance, event, occurrence or term that individually or together with other facts, circumstances, changes, events, occurrences or terms, does or could reasonably be expected to materially and adversely affect (i) the financial condition, business, assets, operations, results, Liabilities, obligations (whether absolute, accrued, conditional or otherwise) or prospects of the Purchased Business, (ii) the value of the Purchased Assets or the Purchased Business, or (iii) the ability of a party to perform any material obligations under this Agreement, other than, in the case of clauses (i) and (ii), any such affect arising out of or resulting from
         (x) changes in economic, regulatory or political developments applicable to the forestry industry generally in British Columbia that do not have a disproportionate effect on such Person, (y) changes in financial markets generally, or (z) the identity, nature or conduct of the Buyer as the buyer of the Purchased Business;

(yyy) "MILL PROPERTY" means the lands listed on Schedule 1.1(yyy) and any improvements thereon;

(zzz) "MODIFICATIONS" means all corrections, modifications, enhancements, improvements, supplements or derivative works;

(aaaa) "NET WORKING CAPITAL" means the amount by which the aggregate of current assets included in the Purchased Assets, including the percentage of the current assets of each Acquired Entity that is proportionate to the extent of the Seller's Ownership Interest therein, exceeds the aggregate of the current liabilities being assumed by the Buyer, including the percentage of the current liabilities of each Acquired Entity that is proportionate to the extent of the Seller's Ownership Interest therein, all in accordance with GAAP (consistently applied with those applicable to the Financial Statements) except for those items set out in Schedule 1.1(aaaa) which will be accounted for in accordance with the principles set out therein (even if such principles are inconsistent with GAAP) and an amount receivable or payable between a Person, including the Seller, having an interest in an Acquired Entity that would be an Ownership Interest if owned by the Seller and an Acquired Entity shall be considered a current asset or a current liability, as the case may be;

(bbbb) "NET WORKING CAPITAL ADJUSTMENT" means the difference between the Net Working Capital at the Time of Closing and the Net Working Capital Estimate determined as contemplated in Section 3.4;

(cccc) "NET WORKING CAPITAL ESTIMATE" means the estimate of Net Working Capital as at the Time of Closing provided in writing by the Seller to the Buyer no later than five Business Days before the Closing Date;

(dddd) "OFF-SITE BOOKS AND RECORDS" means all books, records, books of account, sales and purchase records, employee records, lists of suppliers and customers, credit and pricing information, files, ledgers, correspondence, lists, manuals, reports, texts, notes, engineering, environmental or feasibility studies, memoranda, invoices, receipts, accounts, financial statements, financial working papers, computer disks, tapes or other means of electronic storage, and all other records or documents of any nature or kind whatsoever of or relating to the Purchased Business (and each business unit within the Purchased Business) and not located at the locations of the Purchased Assets at the Time of Closing, other than all such documents related primarily to the Purchased Business and located on the 4th floor of 925 West Georgia Street, and which, having used commercially reasonable efforts, the Seller is unable to segregate from records of the Seller unrelated to the Purchased Business, and all emergency backup, electronic tapes and data that contain historical information, data and records pertaining to the business affairs generally of the Seller, including the Purchased Business;

(eeee) "ON-SITE BOOKS AND RECORDS" means all books, records, books of account, sales and purchase records, employee records, lists of suppliers and customers, credit and pricing information, files, ledgers, correspondence, lists, manuals, reports, texts, notes, engineering, environmental or feasibility studies, memoranda, invoices, receipts, accounts, financial statements, financial working papers, computer discs, tapes or other means of electronic storage, and all other records or documents of any nature or kind whatsoever of or relating to the Purchased Business (and each business unit within the Purchased Business) other than the Off- Site Books and Records;

(ffff) "OWNERSHIP INTERESTS" means shares, partnership or joint venture interests or other ownership interest of the Seller in an Acquired Entity and includes any amount owing to the Seller by an Acquired Entity that is not otherwise a Purchased Asset but, for greater certainty, excludes any amount owing by an Acquired Entity to the Seller that is included in the computations of Net Working Capital;

(gggg)   "PERMITTED ENCUMBRANCES" means:

         (i) liens for Taxes and governmental charges, if such Taxes or Governmental charges are not due and payable;

         (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in the Real Property or any interest therein, provided they are not of such a nature as to materially adversely impair or affect the use of the Real Property in the operation of the Purchased Business as currently conducted;

         (iii)    inchoate liens for Taxes not due and payable;

         (iv) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations of the Purchased Business and that have not at the Time of Closing been filed pursuant to Applicable Law and that relate to obligations not due or delinquent (provided that the Seller shall at all times remain responsible for all liabilities other than Assumed Liabilities);

         (v) the reservations, exceptions, limitations, provisos and conditions in any original grants from the Crown, or contained in any other grant or disposition from the Crown, of any of the Real Property or interest therein and statutory exceptions to title;

         (vi) the reservations, exceptions, limitations, provisos and conditions to which any of the Timber Tenures are subject;

         (vii) encroachments over any of the Real Property used in the operation of the Purchased Business by any buildings, structures, improvements or appurtenances situate on lands adjacent to that Real Property and permitted under agreements with the Seller disclosed to the Buyer or that do not materially impair the use of the Real Property in the operation of the Purchased Business as currently conducted;

         (viii) Aboriginal Claims that may be made or established (provided that nothing in this Agreement is to be construed or taken by either party or any other Person to be an acknowledgement or admission of the validity of any such Aboriginal Claim) and all Encumbrances arising as a result of an Aboriginal Claim;

         (ix)     all Encumbrances that secure the Assumed Liabilities;

         (x)      those Encumbrances against the Real Property disclosed in
                  Schedule 1.1(gggg)(x);

         (xi) Encumbrances registered in the Land Title Office in respect of the Real Property as of November 2, 2004;

         (xii) Encumbrances on Real Property that is not Mill Property that are registered in the Land Title Office or granted after November 2, 2004 that arise in the ordinary course of the Purchased Business and that do not materially affect the continued use or operation of that asset for the intended purpose, or are not financial Encumbrances securing monetary obligations, or do not prevent the transfer or assignment of the Real Property to which the Encumbrance attaches;

         (xiii) Encumbrances approved by the Buyer, such approval not to be unreasonably withheld;

         (xiv) a statutory right of way or easement for emergency vehicles' access over a portion of the Island Phoenix Mill Site required for the subdivision of the Dodd Narrows lands;

         (xv) the limitations, prohibitions, provisos and conditions under the Land Act (British Columbia), the Private Managed Forest Land Act (British Columbia) and the Agricultural Land Commission Act (British Columbia);

         (xvi) the limitations, prohibitions, provisos and conditions associated with the Tenure Take-Back and the Timber Reallocation Agreement;

(hhhh) "PERMITTED SALES" means sales of Real Property by the Seller that are permitted to occur during the Interim Period in accordance with the terms of this Agreement, which Real Property is more particularly set out in Schedule 1.1(ss)(hhhh) hereto;

(iiii) "PERSON" means an individual, legal person or representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, limited liability company, association, unincorporated organization, union, Aboriginal Group or Governmental Authority;

(jjjj) "PERSONAL INFORMATION" means any personal information protected by any Applicable Laws governing privacy matters and the protection of personal information;

(kkkk) "PERSONAL PROPERTY LEASES" means all rights, titles and interests in and to the leases of personal or chattel property relating exclusively to the Purchased Business, including all purchase options, pre-paid rents, security deposits and, to the extent transferable, Licences and Permits relating thereto and all leasehold improvements thereon, as described in Schedule 1.1(kkkk);

(llll)   "POPLAR INTERESTS" has the meaning set out in Section 9.19;

(mmmm)   "POPLAR LANDS" means the lands and premises legally described in
         Schedule 1.1(mmmm);

(nnnn) "POPLAR LICENCES" means the licences in respect of portions of the Poplar Lands described in Schedule 1.1(nnnn);

(oooo) "POST CLOSING GUARANTEE" means a guarantee of the indemnities of the Purchaser substantially as set out in Schedule 1.1(oooo) hereto;

(pppp) "PRIME RATE" for any day means the rate of interest expressed as a rate per annum that the Canadian Imperial Bank of Commerce establishes at its primary branch in Vancouver as a reference rate of interest that it will charge on that day for Canadian dollar demand loans to its corporate customers in Canada and that it refers to as its prime rate;

(qqqq) "PST" means the social services tax under the Social Service Tax Act (British Columbia);

(rrrr) "PURCHASE" means the transaction of purchase and sale contemplated by this Agreement;

(ssss)   "PURCHASE PRICE" has the meaning set out in Section 3.1;

(tttt) "PURCHASE PRICE ADJUSTMENT" means any Net Working Capital Adjustment and any adjustment pursuant to Section 3.6, 3.7, 3.12(b), 3.13, 3.14,
         3.15 and 9.3;

(uuuu) "PURCHASED ASSETS" means all of the Seller's rights, title and interests in and to the following property, assets, rights and interests that are held for use or used primarily in the Purchased
         Business:

         (i) the Fee Simple Real Property (including all mineral, undersurface and other interests associated therewith), together with the buildings, structures, roads, bridges, culverts and other improvements and appurtenances situated on the Real Property;

         (ii) rights, titles and interests (whether as lessee or lessor) under the Real Property Leases, including all purchase options, prepaid rents and security deposits relating thereto together with all leasehold improvements thereon (except those owned by lessees other than the Seller);

         (iii)    rights, titles and interest in and to the Real Property
                  Interests;

         (iv)     rights, titles and interest in and to the Personal Property
                  Leases;

         (v) rights, titles and interest in and to all other Contracts to which the Seller is a party or has the benefit of, relating to the Purchased Business (other than those Contracts relating primarily to the Excluded Assets and the unassigned portion of the Timber Reallocation Agreement), including orders for the provision of goods and services (whether as buyer or seller) and including, without limitation, the Material Contracts described in Schedule 1.1(k)(i);

         (vi) all machinery, equipment, underground and above ground tanks and the contents thereof, office furniture, fixed or used, furniture, furnishings, parts, tools, supplies and accessories and fixed assets immobilized by nature or by destination and situate at the Real Property or at the lands underlying the Timber Tenures;

         (vii) any interest of the Seller in any active, inactive and closed roads, bridges, dumps, camps, quarries or other facilities located on the Real Property and lands subject to the Timber Tenures and the other Licenses and Permits;

         (viii) all trucks, cars and other vehicles, rolling stock and vessels used or held for use primarily in the Purchased Business, whether owned or leased, including those described in Schedule 1.1(uuuu)(viii);

         (ix) assets, property, rights and interests of whatever nature or kind in respect of the aviation operations relating to the Purchased Business including those assets described in
                  Schedule 1.1(uuuu)(ix);

         (x) Accounts Receivable, Inventory and all other assets of the Purchased Business disclosed in the Working Capital Statement;

         (xi)     the Timber Tenures and the Environmental Permits;

         (xii)    other Licences and Permits, including those described in
                  Schedule 1.1(k)(iii);

         (xiii)   subject to Applicable Laws, the Coastal Amount of any Quota;

         (xiv) the business and assets associated with the distribution facilities in China, Japan and Australia described in Schedule 1.1(ss)(xvii);

         (xv)     Transferred IP;

         (xvi)    the On-Site Books and Records;

         (xvii) computer and telephone hardware that are used primarily in and required for the Purchased Business, including the computer and telephone hardware described in Schedule 1.1(uuuu)(xvii);

         (xviii) the goodwill, customer lists and supplier relationships of the Purchased Business and the exclusive right for the Buyer to represent itself as carrying on the Purchased Business in succession to the Seller, other than all national purchase contracts between the Seller and the various suppliers of goods and/or services as listed in Schedule 1.1(cc);

         (xix)    the Ownership Interests in each of the Acquired Entities;

         (xx) warranty rights relating to the Purchased Assets against manufacturers or suppliers supplying the Purchased Business; and

         (xxi) all Claims of the Seller against Third Parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, except those associated with the Excluded Assets and except those associated with Liabilities other than the Assumed Liabilities;

         but excluding the Excluded Assets;

(vvvv) "PURCHASED BUSINESS" means the Seller's coastal British Columbia business and operations as currently conducted (except as this definition applies to the definitions of "ABORIGINAL CLAIMS" and "ENVIRONMENTAL LIABILITIES", where this definition shall mean as conducted at any time), consisting of the harvesting of timber and the manufacture and sale of logs, lumber, wood chips, and other wood products produced by those operations, including, without limitation, the Real Property, the Timber Tenures, the Personal Property Leases, three remanufacturing facilities and five sawmills, and any business ancillary to any of the foregoing, all (other than the Personal Property Leases) as more particularly set out on the map in Schedule 1.1(vvvv); but for greater certainty, shall not include any business or operations (i) related to an Excluded Asset, (ii) conducted on real property other than the Real Property or on the lands underlying the Timber Tenures, or (iii) which has been sold or otherwise disposed of by the Seller to a Third Party prior to the Time of Closing;

(wwww) "QUOTA" means any quota, export rights, sales rights or similar rights or exemptions from duty or constraint imposed or granted by a Governmental Authority on participants in the Canadian lumber industry in connection with the ongoing softwood lumber dispute between Canada and the United States or otherwise;

(xxxx) "REAL PROPERTY" means the Fee Simple Real Property, the Leased Real Property, the Real Property Interests and the Additional Interests;

(yyyy) "REAL PROPERTY INTERESTS" means all easements, rights of way, licences of occupation, permits and other interests in real property that are used primarily in the Purchased Business and held by the Seller, other than the Leased Real Property;

(zzzz)   "REAL PROPERTY LEASES" has the meaning set out in Section 6.11;

(aaaaa) "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, pumping, injecting, dumping, depositing, spraying burying, abandoning, incinerating, seeping, placing, or any other similar action;

(bbbbb) "REMEDIATION" means the work, plans, and investigations, including but not limited to removal, treatment, isolation, risk assessment and management or decontamination of Contaminants, substances, wastes, equipment, buildings, structures, appurtenances, land or water, necessary to achieve applicable Remediation Standards;

(ccccc) "REMEDIATION STANDARDS" means the risk-based or numerical remediation standards, as elected by the Seller, established pursuant to Environmental Laws for the use of the relevant property at the Time of Closing, provided that "Remediation Standards" is limited to the numerical remediation standards described above if such numerical standards are required by a Governmental

         Authority for the continued use or operation of the Purchased Assets as they are being used at the Time of Closing or to meet the requirements of a Government Order or a final court order;

(ddddd)  "SALARIED EMPLOYEES" means the salaried employees identified as such in
         Schedule 1.1(ii);

(eeeee) "SELLER INDEMNIFIED PARTY" means the Seller and its shareholders, directors, officers, employees, agents, representatives, successors and assigns;

(fffff)  "SILVICULTURE EXPERT" means KPMG LLP;

(ggggg)  "SPROAT LOT 98 INTERESTS" has the meaning set out in Section 9.20;

(hhhhh) "TAXES" means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, premiums, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, profits, capital (including large corporations), stumpage, withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or with respect to, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges;

(iiiii) "TENURE TAKE-BACK" means, with respect to the Timber Tenures, the reduction in AAC and area of Crown land under the British Columbia Forestry Revitalization Act (as amended);

(jjjjj)  "THIRD PARTY" means a Person that is not a party to this Agreement;

(kkkkk) "THIRD PARTY CLAIM" means a Claim by a Third Party but excluding any Claim by a Person that is not dealing at arm's length with a party to this Agreement;

(lllll) "TIMBER REALLOCATION AGREEMENT" means the agreement dated September 14, 2004 between the Seller and the Province of British Columbia which sets out, amongst other things, the compensation for the Tenure Take-Back and the principles under which the Province of British Columbia will acquire roads and improvements from the Seller;

(mmmmm)"TIMBER TENURES" means, in respect of the Purchased Business, the rights of the Seller or any Affiliate to harvest timber from certain lands owned by the Province of British Columbia, all as more particularly set out in Schedule 1.1(mmmmm);

(nnnnn) "TIMBERWEST LICENCE" means licence G-4705 dated July 19, 2001 between the Seller and Timberwest Forest Company, a partnership (as successor to TFL Forest Ltd.) in respect of the portion of Lot 98 more particularly described in the licence;

(ooooo) "TIME OF CLOSING" means 9:00 a.m. (Vancouver time) on the Closing Date or such other time as the parties agree;

(ppppp) "TRANSFER ARRANGEMENT" means an arrangement with the Ministry of Forests for the payment to the Province of British Columbia of all money required to be paid to the government in relation to the Timber Tenures under the circumstances set out in subsection 130 (1.1) of the Forest Act (British Columbia) arising on or before the Closing Date;

(qqqqq) "TRANSFERRED EMPLOYEES" means Employees who accept an offer of employment from the Buyer;

(rrrrr) "TRANSFERRED IP" means the Intellectual Property owned by the Seller and used exclusively in the Purchased Business as of the Closing Date, and all of the Seller's Intellectual Property therein, but excluding:
         (i) all domain names, trademarks and trade- names owned by Seller, and all goodwill associated with such names; and (ii) all copyrightable subject matter and trade dress in advertising, promotional materials, marketing brochures, pamphlets, store display, product wraps and website content owned by the Seller;

(sssss) "TRANSITIONAL SERVICES AGREEMENT" means the Transitional Services Agreement to be entered into between the Seller and the Buyer on the Closing Date, substantially in the form set forth in Schedule 1.1(sssss); will provide for the provision, on commercially reasonable terms, of administrative (including accounting and IT) services on an 18 month, interim basis;

(ttttt) "UNION EMPLOYEES" means the Employees that are subject to the Collective Agreements;

(uuuuu) "VOTING SECURITIES" means securities with capital stock of any class of any corporation, partnership units in the case of a partnership, membership interests in the case of a limited liability company, trust units in the case of a trust, interest in a joint venture or other evidence of ownership serving similar purposes, in each case, carrying voting rights under all circumstances; and

(vvvvv) "WORKING CAPITAL STATEMENT" means a statement of the Net Working Capital as at the Time of Closing, calculated using the principles and procedures set forth in this Agreement, together with a report provided by KPMG LLP on specified procedures carried out by them in the form set out in Schedule 1.1(vvvvv).

1.2      KNOWLEDGE OF THE SELLER

Any statement in this Agreement expressed to be made to "the Seller's knowledge" and any other references to the knowledge of the Seller shall be understood to be made on the basis of the

Seller's actual knowledge, which means the actual knowledge, after conducting reasonably diligent investigation considering the existence of the relevant fact or other matter, of any of:

            Brian Corrall
            Anne Giardini
            Tom Holmes
            Scott Marshall
            Sandy McDade
            Craig Neeser
            Alex Shorten
            Charles Smith
            Ken Young
            Richard Young

For greater clarity, reasonably diligent investigation shall not be deemed to include any requirement to conduct any new environmental site assessment, audit or study or to make enquiries of Third Parties. Each party hereto acknowledges that no personal liability will attach to any of the individuals described above as a result of a breach of any representation or warranty in this Agreement, and in particular, as a result of such representation or warranty having been qualified by the phrase "the Seller's knowledge" or any phrase or expression having a similar effect or as otherwise contemplated in this Section 1.2.

1.3      CURRENCY

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian dollars and all payments shall be made in Canadian dollars.

1.4      ARTICLES, SECTIONS AND HEADINGS

The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an article, section, subsection or Schedule refers to the specified article, section or subsection of or Schedule to this Agreement.

1.5      NUMBER, GENDER AND PERSONS

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.6      ACCOUNTING TERMS AND DEFINITIONS

Unless otherwise specified herein or in a Schedule hereto, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, consistently applied with prior periods. For greater certainty, the determination of whether a particular financial disclosure, presentation or result is in accordance with GAAP shall be determined as a whole, and not as to whether any specific item or number has been prepared in accordance with GAAP.

1.7      ENTIRE AGREEMENT

Other than the confidentiality agreement entered into by the parties on October 28, 2004, which shall continue in full force and effect, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.

1.8      TIME OF ESSENCE

Time shall be of the essence of this Agreement. Unless otherwise specified, references to time of day or date mean local time or date in the City of Vancouver, British Columbia.

1.9      APPLICABLE LAW

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

1.10     SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors (including any successor by reason of the amalgamation of any party) and permitted assigns.

1.11     ASSIGNMENT

   (a) The Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of the Buyer. Except as set out below, the Buyer may not assign any of its rights or obligations under this Agreement without the prior written consent of the Seller. The Buyer may assign all or a portion of its rights and obligations hereunder to a corporation, partnership (including a limited partnership) or trust that is, directly or indirectly, wholly owned by the Buyer or Brascan Corporation, provided that:

         (i) the assignee has delivered to the Seller a duly executed notice that it has become an assignee as permitted by this Section 1.11, and acknowledging that it is bound by the terms of this Agreement to the extent of such assignment;

         (ii) the Buyer or Brascan Corporation, as the case may be, has entered into an agreement with the Seller pursuant to which the Buyer or Brascan Corporation, as the case may be, covenants that it will not sell or otherwise dispose of its interest in the assignee, or sell, dispose of, or otherwise cease to wholly own the assignee prior to Closing or permit the assignee to assign any of its rights under this Agreement, or agree to do any of the foregoing or grant any option or right to any Person with respect to the foregoing, or announce its intention to do any of the foregoing with respect to any particular Person (each of which is referred to herein as a "Disposition Event"), without first obtaining the written consent of the Seller to such Disposition Event, which consent may not be unreasonably withheld;

         (iii) if the assignee acquires all or substantially all of the Fee Simple Real Property (other than the Mill Property), it agrees with the Seller to deliver, on Closing, the Post- Closing Guarantee; and

         (iv) the Buyer has covenanted in writing with the Seller that the assignee's obligations in respect of Closing are covered by the Closing Guarantee.

A withholding of consent by the Seller to a Disposition Event shall be deemed to be unreasonable if the Buyer establishes that:

         (v) the Disposition Event will not materially increase the risk that any or all of the conditions to Closing contained in Sections
               12.1 and 12.2 will not be met, and will not materially delay the completion of the Purchase beyond the date the Closing could reasonably be expected to occur in the absence of such Disposition Event, including for this purpose that the time required to meet the conditions to Closing set out in Sections 12.1(k), 12.2(f), 12.2(g) and 12.2(h) will not be materially increased as the result of the Disposition Event;

         (vi) after completion of the Disposition Event and the Closing, the entity that will beneficially own all or substantially all of the Fee Simple Real Property (other than the Mill Property) will be the guarantor under the Post-Closing Guarantee, and that entity has agreed with the Seller that any subsequent assignee or transferee of, or successor in interest to, all or substantially all of the Fee Simple Real Property will be required to assume the guarantor's obligations under the Post-Closing Guarantee.

   (b) Prior to the sixth anniversary of the Closing Date, the Buyer shall not transfer or assign (whether by agreement, operation of law or otherwise) all or substantially all of its interest in the Fee Simple Real Property (other than the Mill Property) without the Seller's written consent (which right to consent may be exercised in its absolute discretion) unless the transferee, assignee or successor in interest:

         (i)   grants or assumes the Post-Closing Guarantee; and

         (ii) has given the Seller a covenant substantially similar to that contained in this Section 1.11(b).

1.12     SEVERABILITY

Each provision of this Agreement is hereby declared to be separate, severable and distinct. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement shall not be affected thereby and shall be applied and construed as if such invalid, illegal or unenforceable provision had been omitted unless such provision or provisions are so material that its or their invalidity, illegality or unenforceability would materially change the transactions contemplated hereby so as to make them unreasonable and contrary to the intentions of the parties.

1.13     CONFLICT

If there is a conflict between any provision of this Agreement and any provision of any other document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail, unless such other document expressly states that it prevails over this Agreement.

1.14     AMENDMENTS AND WAIVERS

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.15     SCHEDULES

The Schedules listed in Schedule 1.15 are attached to and form part of this Agreement.

During the Interim Period, the Seller will continue to operate the Purchased Business in the normal course and may, with the Buyer's consent (which may not be unreasonably withheld), amend, modify or add to the existing information contained in the Schedules to this Agreement to include new information arising out of ongoing operations and not in existence at the time of execution and delivery of this Agreement; provided that such new, amended or modified information is not material with respect to the operation of the Purchased Business or the value of the Purchased Assets.

1.16     STATUTORY REFERENCES

Unless otherwise stated herein, any reference to a statute includes all regulations made under that statute and includes all amendments made to the statute and the regulations in force from time to time, and any statute or regulation that supplements or replaces that statute or regulation.

1.17     PERFORMANCE ON HOLIDAYS

If any action is required to be taken pursuant to this Agreement on or by a specified date, which is not a Business Day, then such action will be valid if taken on or by the next succeeding Business Day.

1.18     INTEREST

Any amount owed by one party to another party hereunder that is not paid when due, will bear interest until paid at a rate per annum equal to the Prime Rate plus 1%, compounded monthly on the last Business Day of each month, both before and after default and judgment, with interest on overdue interest at the same rate.

2.       PURCHASE AND SALE OF PURCHASED ASSETS

2.1      PURCHASED ASSETS

Subject to the provisions of this Agreement, the Seller hereby agrees to sell, assign and transfer to the Buyer and the Buyer hereby agrees to purchase, acquire and accept from the Seller, effective as of the Time of Closing, as a going concern, all of the Purchased Assets.

2.2      EXCLUDED ASSETS

The Excluded Assets shall be excluded from and shall not be included in or comprise part of the Purchased Assets.

2.3      GRANT OF LICENCES

   (a) The Buyer, effective on Closing, hereby grants to the Seller a fully-paid, royalty free, worldwide, perpetual, and non-exclusive licence to use the Transferred IP, and to make, have made and use Modifications to the Transferred IP. Any Modifications made by the Seller after the Time of Closing to the Transferred IP shall be the exclusive property of the Seller.

   (b) The Seller, effective on Closing, hereby grants to the Buyer a fully-paid, royalty free, worldwide, perpetual, and non-exclusive licence to use the Licensed IP, and to make, have made and use Modifications to the Licensed IP. Any Modifications made by the Buyer to the Licensed IP after the Time of Closing shall be the exclusive property of the Buyer.

2.4      THIRD PARTY CONSENTS

The Seller hereby declares that with respect to any Purchased Asset or interest in any Purchased Assets intended to be sold, conveyed, assigned, granted, transferred or set over to the Buyer by this Agreement, the unencumbered title to which may not have passed the Buyer by virtue of this Agreement because the interest is not assignable without the consent of any Person or satisfaction of a condition imposed by Applicable Law or by any Governmental Authority or legal right in favour of any Person, the Seller shall hold the same in trust for the Buyer and shall forthwith sell, convey, grant, assign, transfer and set over the same to the Buyer upon the required consent being obtained or satisfaction of any other applicable condition. Until such time, the Seller shall to the extent reasonably necessary, at the request and consent of the Buyer, perform all obligations with respect to the Purchased Assets in the name of the Buyer and all benefits derived therefrom and costs relating thereto shall be for the account of the Buyer.

2.5 TIMBER REALLOCATION AGREEMENT

That portion of the Timber Reallocation Agreement that relates to the Purchased Business shall be assigned by the Seller to the Buyer at the Closing, however the rights, benefits and obligations of the Seller and the Buyer under the assigned portion of the Timber Reallocation Agreement will be apportioned as between the Buyer and Seller as follows:

      (a) compensation in respect of the Tenure Take-Back, as described in Sections 8 and 9 of the Timber Reallocation Agreement, will be for the benefit of the Seller;

      (b) compensation in respect of the right of the Province of British Columbia to expropriate or use roads or facilities, as described in
            Section 3 of the Timber Reallocation Agreement on Real Property, will be for the benefit of the Buyer;

      (c) compensation under Section 4 of the Timber Reallocation Agreement in respect of roads, improvements and soft costs relating to those lands identified by the Province of British Columbia as Tenure Take-Back lands as of the date of this Agreement on the map attached as Schedule 1.1(vvvv) for the British Columbia Timber Sales Program under the Forest Act will be for the benefit of the Seller;

      (d) compensation under Section 4 of the Timber Reallocation Agreement in respect of roads, improvements and soft costs, other than those described in paragraph (c), will be for the benefit of the Buyer; and

      (e) the Seller will be responsible for any Liabilities to the Province of British Columbia arising under the Timber Reallocation Agreement in respect of roads, facilities or soft costs:

            (i) for which the Seller was compensated under the Timber Reallocation Agreement; and

            (ii) for which the Buyer was compensated under the Timber Reallocation Agreement to the extent that Liabilities exceed the amount of compensation received by the Buyer for the road, facilities, or soft costs in respect of which the Liability arose except with respect to any Environmental Conditions which occurred or came into existence after the Time of Closing for which the Buyer will be responsible and except that the Buyer shall also be responsible for all other Liabilities that arise in connection with events or circumstances occurring after the Time of Closing or that would otherwise be limited by Section 14.10(b).

2.6 QUOTA

If after the Closing Date the Seller becomes entitled to any Quota, then the Seller will, subject to Applicable Laws, transfer the Coastal Amount of that Quota to the Buyer at no additional cost to the Buyer. However, the Buyer acknowledges and agrees that if the Buyer receives or becomes entitled to any Quota after or as a result of acquiring the Purchased Business which is based on the criteria for determination of Quota relating to the Purchased Business for the time before

Closing and which, if an equivalent amount of that Quota is included in the Coastal Amount of any Quota, would in effect result in the Buyer benefiting twice or to some extent greater than what is due for the time before Closing, the equivalent amount of that portion of the Quota is not included in and will be deducted from the Coastal Amount of any Quota and, if it is or has at that time already been transferred by the Buyer to the Seller, will be transferred by the Buyer back to the Seller. The Seller shall use its commercially reasonable efforts in its dealings with Governmental Authorities, to ensure that the Coastal Amount of the Quota is allocated by such Governmental Authority to the Buyer in the first instance. If the Seller is prevented by Applicable Laws from transferring the Coastal Amount of the Quota to the Buyer, then the Seller and the Buyer shall discuss, in good faith, ways in which the Seller may be able to provide the Buyer with the benefit of the Coastal Amount of the Quota.

3. PURCHASE PRICE

3.1 PURCHASE PRICE

The aggregate purchase price (the "PURCHASE PRICE") payable by the Buyer to the Seller for the Purchased Assets shall be $1,221,500,000 (as adjusted by Section 3.12(b)), plus the Net Working Capital and the amount of the Assumed Liabilities (other than the Forestry Liabilities) and adjusted as described herein by the Purchase Price Adjustment. Any amount payable (or receivable) by either party pursuant to any of Sections 3.4, 3.6, 3.7, 3.12(b), 3.13, 3.14, 3.15, or 9.3
shall be a decrease or increase, as the case may be, in the Purchase Price. All amounts payable under Sections 9.19 or 9.20 shall be satisfied by crediting a portion of the Purchase Price thereto.

3.2 PAYMENT OF PURCHASE PRICE

The Purchase Price shall be paid and satisfied as follows, subject to the provisions of this Agreement:

      (a) as to the amount of $1,221,500,000, plus the Net Working Capital Estimate, by wire transfer to the bank account of the Seller at the Time of Closing;

      (b) as to any Purchase Price Adjustment, in accordance with Sections 3.4, 3.6, 3.7, 3.12(b), 3.13, 3.14, 3.15 and 9.3 herein; and

      (c) by the Buyer assuming the Assumed Liabilities (other than the Forestry Liabilities), at the Time of Closing as provided in Section 5.1.

3.3 REFORESTATION PAYMENTS

The Seller shall pay by wire transfer to the bank account of the Buyer, at the Time of Closing the amount specified in the Forestry Liabilities Statement delivered on the Closing Date, which amount is to be paid by the Seller to the Buyer in consideration for the Buyer assuming the Forestry Liabilities at the Time of Closing.

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

3.4 WORKING CAPITAL STATEMENT

On or promptly after the Closing Date, the Seller and the Buyer shall jointly conduct an evaluation of the Net Working Capital as at the Time of Closing. Within sixty days of the Closing Date, the Seller shall deliver to the Buyer the Working Capital Statement in draft form (the "Draft Working Capital Statement") together with advice from KPMG LLP that they have completed their review procedures and, upon approval of the Draft Working Capital Statement will deliver its opinion in the form set out in Schedule 1.1(vvvvv). For the purpose of preparing the Draft Working Capital Statement, the Buyer agrees to grant the Seller's authorized representatives reasonable access to relevant records, facilities and personnel of the Buyer. The Seller shall provide the Buyer and the Buyer's representatives with all cooperation and supporting audit working papers as they may reasonably require to enable them to review the Draft Working Capital Statement. The Buyer shall have a period of thirty days from the date it receives the Draft Working Capital Statement from the Seller in which to review the Draft Working Capital Statement, and:

      (a) APPROVAL OF WORKING CAPITAL STATEMENT - if no objection to the Draft Working Capital Statement is given to the Seller by the Buyer within that thirty day period, the Draft Working Capital Statement shall be deemed to have been approved as of the last day of that thirty day period or, if the Buyer gives notice to the Seller that it approves the Draft Working Capital Statement, on the date that notice is given. Upon approval or deemed approval, the Seller will deliver to the Buyer the final Working Capital Statement including the auditors report.

      (b) OBJECTION TO WORKING CAPITAL STATEMENT - if the Buyer objects to the Draft Working Capital Statement within that thirty day period by giving notice to the Seller setting out in reasonable detail the nature of the objection, the parties agree to attempt to resolve the matters in dispute within thirty days from the date the Buyer gives the notice to the Seller. If all matters in dispute are resolved by the parties, the Draft Working Capital Statement shall be modified to the extent required to give effect to that resolution and shall be deemed to have been approved as of the date of that modification. Upon resolution, the Seller will deliver to the Buyer the final Working Capital Statement including auditors report.

      (c) RESOLUTION BY FINANCIAL EXPERT - If the parties cannot resolve all matters in dispute within the thirty day period, all unresolved matters shall be submitted to the Financial Expert for resolution, and the Financial Expert shall be given access to all materials and information reasonably requested by it for that purpose and will be provided with all other materials or submissions as either party considers to be relevant, acting reasonably. The Financial Expert will act as an expert and not as an arbitrator. As promptly as practicable, the Financial Expert will deliver a written report to the parties setting forth its opinion as to the resolution of the matters in dispute. The Financial Expert's opinion of all of the matters in dispute shall be final and binding on both parties absent error and shall not be subject to appeal by either party absent error. The fees and expenses of the Financial Expert shall be borne equally by the parties. The Draft Working Capital Statement shall be modified to the extent required to give effect to the Financial Expert's opinion and shall be deemed to have been approved as of the date of that modification.

Once the Working Capital Statement has been deemed to have been approved or approved by the Buyer or determined by the Financial Expert:

      (d) ADJUSTMENT PAYMENT BY THE SELLER - if the Net Working Capital is less than the Net Working Capital Estimate the Seller shall pay to the Buyer as a reduction of that portion of the Purchase Price allocated to Net Working Capital the Net Working Capital Adjustment on the tenth Business Day following the date on which the Working Capital Statement has been approved or determined by the Financial Expert; or

      (e) ADJUSTMENT PAYMENT BY THE BUYER - if the Net Working Capital is more than the Net Working Capital Estimate, the Buyer shall pay to the Seller as an increase in that portion of the Purchase Price allocated to Net Working Capital the amount of the Net Working Capital Adjustment on the tenth Business Day following the date on which the Working Capital Statement has been approved or determined by the Financial Expert;

subject to any set-offs of the above payments that may be agreed to by the parties.

3.5 FORESTRY LIABILITIES ADJUSTMENT

The Seller shall deliver to the Buyer the Forestry Liabilities Statement on the Closing Date. The Buyer shall have a period of ninety days from the date it receives the Forestry Liabilities Statement from the Seller in which to review the Forestry Liabilities Statement, and:

      (a) APPROVAL OF FORESTRY LIABILITIES STATEMENT - if no objection to the Forestry Liabilities Statement is given to the Seller by the Buyer within that ninety day period, the Forestry Liabilities Statement shall be deemed to have been approved as of the last day of that ninety day period or, if the Buyer gives notice to the Seller that it approves the Forestry Liabilities Statement, on the date that notice is given.

      (b) OBJECTION TO FORESTRY LIABILITIES STATEMENT - if the Buyer objects to the Forestry Liabilities Statement within that ninety day period by giving notice to the Seller setting out in reasonable detail the nature of the objection, the parties agree to attempt to resolve the matters in dispute within thirty days from the date the Buyer gives the notice to the Seller. If all matters in dispute are resolved by the parties, the Forestry Liabilities Statement shall be modified to the extent required to give effect to that resolution and shall be deemed to have been approved as of the date of that modification. If the parties cannot resolve all matters in dispute within the thirty day period, all unresolved matters shall be submitted to the Silviculture Expert for resolution, and the Silviculture Expert shall be given access to all materials and information reasonably requested by it for that purpose and will be provided with all other materials or submissions as either party considers to be relevant, acting reasonably. The Silviculture Expert will act as an expert and not as an arbitrator. The Silviculture Expert will only make a determination as to whether the Forestry Liabilities Statement has been prepared in accordance with the principles set out in Schedule 1.1(yy), and shall not impose his or her own views as to the appropriate valuation principles to apply. As promptly as practicable, the Silviculture Expert will deliver a written report to the parties setting forth its opinion as to the resolution of the matters in dispute. Absent manifest error, the Silviculture Expert's opinion of all of the matters in dispute shall be final and binding on both parties and shall not be subject to appeal by either party. The fees and expenses of the Silviculture Expert shall be borne equally by the parties. The Forestry Liabilities Statement shall be modified to the extent required to give effect to the Silviculture Expert's opinion and shall be deemed to have been approved as of the date of that modification.

Once the Forestry Liabilities Statement has been deemed to have been approved or approved by the Buyer or determined by the Silviculture Expert:

      (c) ADJUSTMENT PAYMENT BY THE SELLER - if the amount paid to the Buyer under Section 3.3 is less than the amount determined by the Silviculture Expert, the Seller shall pay to the Buyer the difference on the tenth Business Day following the date on which the modified Forestry Liabilities Statement has been approved or determined by the Silviculture Expert; or

      (d) ADJUSTMENT PAYMENT BY THE BUYER - if the amount paid to the Buyer under Section 3.3 is more than the amount determined by the Silviculture Expert, the Buyer shall pay to the Seller the difference on the tenth Business Day following the date on which the modified Forestry Liabilities Statement has been approved or determined by the Silviculture Expert.

subject to any set-offs of the above payments that may be agreed to by the parties.

3.6 CAPITAL EXPENDITURE ADJUSTMENT

The Seller shall make the maintenance expenditures and the mutually agreed capital expenditures in the capital plan and budget described in Schedule 3.6 (the "CAPITAL PLAN") during the Interim Period in accordance with the Capital Plan. If the Seller does not make the maintenance expenditures and the mutually agreed capital expenditures in the Capital Plan during the Interim Period, the parties will reduce the Purchase Price by an amount equal to the difference between the amount shown in the Capital Plan and the amount actually expended. Amounts in respect of any partial month in the Interim Period will be prorated to the number of days from that month in the Interim Period.

The Buyer shall have 60 days following the Closing to send the Seller notice that the maintenance expenditures and/or the mutually agreed capital expenditures required by the Capital Plan during the Interim Period have not been made and setting out the amount. The Seller shall have 30 days from the receipt of that notice to object to its contents and if no objection is made by the Seller within that period, the Seller will be deemed to have accepted the Buyer's notice. The Seller shall pay to the Buyer within 10 Business Days of the deemed acceptance or final resolution of the difference between the Seller's actual expenditures and the amount set out in the Capital Plan.

3.7 ROADS AND LOSS OF TIMBER

      (a) The Seller shall carry out road construction on the Real Property and Timber Tenures during the Interim Period in accordance with
            Schedule 3.7(a). If the Seller does not expend the amounts shown in
            Schedule 3.7(a) during the Interim Period, the Parties will reduce the Purchase Price by an amount equal to the difference between the amount shown in Schedule 3.7(a) and the amount actually expended. Amounts in respect of any partial month in the Interim Period will be prorated to the number of days from that month in the Interim Period.

            The Buyer shall have 60 days following the Closing to send the Seller notice that the road construction expenditures required of the Seller during the Interim Period have not been made and setting out the amount. The Seller shall have 30 days from receipt of that notice to object to its content and if no objections are made by the Seller within that period, the Seller will be deemed to have accepted the Buyer's notice. The Seller shall pay to the Buyer within 10 Business Days of the deemed acceptance or final resolution of the difference between the Seller's actual expenditures and the amount required in accordance with Schedule 3.7(a).

      (b) The parties acknowledge that losses of timber may occur during the Interim Period as a result of, but not limited to:

            (i) theft, fire, flood, storm, wind, war, sabotage, insurrection, natural disaster, disease, insects or any other casualty;

            (ii)  acts of Governmental Authorities; or

            (iii) unauthorized timber harvest by Third Parties.

            In the event of any such loss during the Interim Period in excess of $500,000 as determined by the Destruction Value Table set out in
            Schedule 3.7(b), the parties agree to adjust the Purchase Price, for the amount in excess of $500,000, at Closing based upon the Destruction Value Table. In no event shall the cumulative adjustments for the matters described in this Section 3.7 exceed 20% of the Purchase Price.

3.8 ALLOCATION OF PURCHASE PRICE

The Seller and the Buyer agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 3.8 and, for greater certainty, the Purchase Price allocated to an Ownership Interest in an Acquired Entity shall include the Net Working Capital of that Acquired Entity. The Seller and the Buyer agree that the values so attributed to the Purchased Assets are the respective fair market values thereof, and each party shall report the sale and purchase of the Purchased Assets for all federal, provincial, state and local tax purposes in mutually agreeable form and in a manner consistent with such allocation. Each party will promptly notify the other if it receives notice that a taxing authority proposes any allocation that is different from the allocation in Schedule 3.8.

3.9 ADJUSTMENTS

To the extent not included in Net Working Capital or otherwise dealt with in this Agreement, all adjustments relating to the Fee Simple Real Property and Timber Tenures, both incoming and outgoing, including without limitation annual rents, property taxes, local improvement charges, utilities, deposits and interest thereon, if any, and all other similar matters customarily pro-rated in the sale of real property shall be pro-rated between the parties as of the Closing Date, so that the Seller shall bear and pay all such expenses in respect of the period before the Closing Date and the Buyer shall bear all expenses in respect of the period on and after the Closing Date.

3.10 DEPOSIT

      (a) Upon execution of this Agreement, the Buyer shall deposit in escrow with the Escrow Agent the Deposit, which amount shall be held by the Escrow Agent in escrow in an interest bearing account. At the Closing, the Deposit shall, at the Seller's election, either be credited against the Purchase Price or returned to the Buyer.

      (b) If the Buyer fails to consummate the purchase of the Purchased Business when it is otherwise obligated to do so hereunder, then the Deposit shall be paid over to the Seller, the same being agreed upon as liquidated damages for such failure. The Seller agrees to accept and take the Deposit as its total damages and relief and as the Seller's sole and exclusive remedy hereunder. The parties agree and acknowledge that:

            (i) the Seller would suffer damages by reason of a failure of this transaction to close;

            (ii) the exact amount of such damages would be difficult to ascertain and to prove with certainty;

            (iii) the Deposit constitutes a fair and reasonable estimate of the actual damages the Seller would suffer; and

            (iv) the parties have negotiated and attempted, in good faith, to estimate the amount of such damages and to compensate the Seller therefore as set forth herein.

3.11 REDEEMABLE SHARES

Notwithstanding Section 3.2(a), the Seller agrees to accept as payment for the amount of the Purchase Price allocated to the purchase of Purchased Assets in respect of which PST is exigible the issuance by the Buyer to the Seller of redeemable preferred shares ("PREFERRED SHARES") having a redemption price equal to the amount of the Purchase Price so allocated; and the Buyer agrees to advance to the Seller at the Closing as an interest-free loan an amount equal to such allocated amount of the Purchase Price and recourse of the Buyer against the Seller under such loan shall be limited to the Preferred Shares. The Seller agrees not to redeem the Preferred Shares until at least eight months and one day after the Closing Date. Upon redemption of such Preferred Shares by the Seller, the redemption price thereof may be set off by the Buyer against the amount of such loan outstanding. The Seller has the right to redeem the Preferred Shares at any time that is at least eight months and one day after Closing by way of set-off against the full amount of the interest free loan from the Buyer to the Seller. The Buyer agrees to indemnify the Seller for all costs and Liabilities to the Seller with respect to this arrangement.

3.12 PRE-CLOSING TRANSACTIONS

      (a) During the Interim Period, the Seller, at its sole discretion, may undertake any of the transactions described in Schedule 3.12.

      (b) If the amount of a debt owing by an Acquired Entity to the Seller arising from a transaction described in Schedule 3.12 exceeds the net working capital of the Acquired Entity without taking into account such debt (an "Excess") then (i) $1,221,500,000 shall be reduced by the aggregate of each such Excess and (ii) the related portion of the Purchase Price allocated on Schedule 3.8 to the Ownership Interest in each such Acquired Entity shall be reduced by such Excess.

3.13 REAL ESTATE SALES ADJUSTMENT

If the Seller enters into one or more executed purchase and sale agreements with Third Parties in respect of Real Property that have closed prior to the Closing Date or that are still in effect as of the Closing Date, the Purchase Price shall be reduced by:

      (a) if the sale(s) is in respect of Real Property other than a Permitted Sale, 90% of the proceeds from the disposition for all such sales; or

      (b) if the sale(s) is in respect of Real Property which is a Permitted Sale, by 90% of the amount that the proceeds of the disposition for all such sales exceeds $18 million multiplied by the number of days from January 1, 2005 to the Closing Date divided by 365.

3.14 ACQUIRED ENTITIES ADJUSTMENT

In the event that, as a result of the exercise of any right to purchase held by a Third Party, the Seller is unable to deliver any Ownership Interest, the Purchase Price shall be reduced by the purchase price paid or payable to the Seller, upon the exercise of that right by the Third Party.

3.15 RFR LANDS

The Seller shall take all steps required by the applicable right of first refusal to permit the Seller to transfer to the Buyer fee simple title to the properties subject to the right(s) of first refusal in favour of a Third Party registered under No. EM52257 and No. ED2363. If the applicable Third Party does not exercise the right of first refusal then the property subject to the right of first refusal shall form part of the Fee Simple Real Property and shall be transferred to the Buyer on

Closing. If the Third Party exercises the right of first refusal then the Purchase Price shall be reduced by the purchase price paid or payable to the Seller. The Buyer shall take all reasonable steps to cooperate and assist the Seller with respect to the Seller's obligations under this Section.

4. TAX MATTERS

4.1 SALES TAX

      (a) The Seller hereby represents that it is duly registered for the purpose of the GST under number 103440624RT0001.

      (b) The Buyer hereby represents that it is duly registered for the purpose of the GST under number 856513833RT0001.

      (c) The Buyer and the Seller shall, on the Closing Date, elect jointly under section 167(1)(b) of the ETA, in the prescribed form and containing the prescribed information to permit the Purchased Assets to be conveyed without GST being payable with respect to the purchase and sale thereof hereunder. The Buyer and the Seller shall jointly complete the election forms with respect to such elections and the Buyer covenants to file the said election forms no later than the due date for the Buyer's GST return for the first reporting period in which GST would, in the absence of such elections, become payable in connection with the transactions contemplated by this Agreement and provide the Seller with a copy of such filing.

      (d) The Buyer shall deliver to the Seller, and the Seller shall collect from the Buyer on Closing, the amount of the PST imposed on the Buyer with respect to the sale and purchase of the Purchased Assets under this Agreement, except where the Buyer is required to pay such PST directly to a Governmental Authority in connection with the registration of the transfer of assets. The Seller shall remit the full amount of the PST collected from the Buyer and file the appropriate return with the applicable taxation authorities in respect thereof. The parties agree that the Buyer will not require the Seller to comply, or to assist the Buyer to comply, with the provisions of Section 99 of the Social Service Tax Act (British Columbia) which requires the Buyer to obtain a clearance certificate with respect to the bulk sale of assets, applicable to the purchase and sale of the Purchased Assets pursuant to this Agreement. Notwithstanding the foregoing, the Seller hereby agrees to compensate, indemnify, defend and hold harmless the Buyer for, from and against all Claims that may be made or brought against the Buyer and Losses that the Buyer may suffer or incur as a result of, or in connection with, such non-compliance with Section 99 of the Social Service Tax Act.

4.2 TRANSFER TAXES

The Buyer shall be liable for and shall pay all federal, provincial and state sales taxes (including any GST, PST, sales taxes and land transfer taxes) and all other Taxes (other than income taxes) and registration fees of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Buyer. Without limiting the generality of the foregoing, the parties shall claim the benefit of any provisions of Applicable Law that allows all or any part of the Purchased Assets to be transferred by the Seller to the Buyer without payment of any Tax, including, any exemption for sales tax relating to production equipment or for goods acquired for resale.

4.3 ELECTIONS

      (a) The Seller and the Buyer shall execute jointly an election in the form prescribed in the Income Tax Act (Canada) to have Section 22 of the Income Tax Act (Canada) apply in respect of the transfer of any debts included in the Seller's income for purposes of the Income Tax Act (Canada) and of any loans made in the ordinary course of the Purchased Business.

      (b) If requested by the Seller, the Seller and the Buyer shall jointly elect under subsection 20(24) of the Income Tax Act (Canada) in respect of an undertaking of the Seller for which the Seller has included an amount in income under paragraph 12(1)(a) of the Income Tax Act (Canada) and where such undertaking is being assumed by the Buyer.

5. ASSUMPTION OF LIABILITIES

5.1 ASSUMPTION OF CERTAIN LIABILITIES BY THE BUYER

Subject to the provisions of this Agreement, the Buyer hereby agrees to assume, and agrees to pay, satisfy, discharge, perform and fulfil the Assumed Liabilities from and after the Time of Closing. The Buyer shall also be responsible for all Liabilities with respect to the operations of the Purchased Business and the ownership of the Purchased Assets arising from and after the Time of Closing, and shall, in accordance with Article 14, indemnify and hold harmless the Seller from and against the Assumed Liabilities and all Liabilities with respect to the operations of the Purchased Business and the ownership of the Purchased Assets arising from and after the Time of Closing.

5.2 EXCLUDED LIABILITIES

Other than as expressly assumed pursuant to this Agreement, the Buyer shall not assume any liability other than the Assumed Liabilities, and the Seller shall be solely responsible for and shall, in accordance with Article 14, indemnify and hold harmless the Buyer from and against all Liabilities other than the Assumed Liabilities, provided that the Seller shall not be required to provide any indemnity to the Buyer in respect of any Liabilities of the Acquired Entities.

5.3 INSURANCE

The Seller's insurance polices do not provide any coverage to the Buyer or to any entities acquired by the Buyer on or after the Closing. The Buyer will arrange its own insurance coverage commencing from the Time of Closing with respect to the Purchased Assets and the Purchased Business including all property and liability coverage.

6. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as at the time of execution and delivery of this Agreement as follows and acknowledges that the Buyer is relying on the accuracy of each representation and warranty of the Seller set out in
Article 6 in entering into this Agreement. In Sections 6.4 through 6.33 references to the "Seller" shall mean the Seller and the Acquired Entities (other than Boom Chain Transportation Company Limited, Gulf Log Salvage Co-Operative Association, Marine Leasing Ltd. and Iisaak Forest Resources Ltd.) on a consolidated basis.

The Buyer agrees that, notwithstanding that the Seller's representations and warranties in any Section of this Agreement may refer to a specific Schedule to this Agreement, the Seller will not be in breach of a representation or warranty made pursuant to this Agreement if the true facts with respect to the representation or warranty are disclosed in the Disclosure Letter, in any of the other Schedules, or directly in the text of this Agreement; provided however, that the following are exceptions to that general principle:

      (a) the disclosure of information described in Schedules 10.1 (Environmental Matters) and 1.1(k)(xiii) (Legal Proceedings) shall only act as disclosure in respect of those specific Schedules; and

      (b) the exceptions to the representations and warranties contained in the Schedules referenced in Sections 6.5, 6.6, 6.8, 6.9, 6.15, 6.17,
            6.18 and 6.29 and in the Disclosure Letter, shall be the sole and only disclosures with respect to the representation or warranty to which the specific Schedule relates.

Except for the representations and warranties of the Seller set out in this
Article 6 and Section 10.1, in executing this Agreement the Buyer relies wholly upon its own judgment and that of its advisors. The Buyer acknowledges that it has not been influenced by and is not relying on any representations or statements regarding any matter made by any Person, except the representations and warranties of the Seller set out in this Article 6 and Section 10.1.

6.1 ORGANIZATION

The Seller is a corporation duly constituted and organized and validly subsisting under the laws of Canada and has the corporate power and capacity and is duly qualified to own or lease its property, to carry on the Purchased Business as now being conducted by it and to enter into this Agreement and each of the agreements, documents and instruments to be entered into by the Seller in connection with this Agreement and to perform its obligations hereunder and thereunder. The Seller is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Purchased Business or the Purchased Assets makes such qualification necessary.

6.2 ACQUIRED ENTITIES

With respect to each Acquired Entity at the Closing Time:

      (a) the Seller will own and have good and marketable title to the Ownership Interest in such Acquired Entity set forth in Schedule 6.2(a) as the legal and beneficial owner thereof, free and clear of all Encumbrances other than Permitted Encumbrances;

      (b) all such Ownership Interests will be outstanding as fully paid and non-assessable equity in the capital of each Acquired Entity and such equity will be duly and validly issued;

      (c) any debt duly owing by an Acquired Entity to the Seller will be included in the calculation of Net Working Capital, and each such debt will be valid and outstanding in accordance with its terms; and

      (d) except as set out in Schedule 6.2(d), no Person will have any agreement or option or any right capable at any time of becoming an agreement to:

            (i) purchase or otherwise acquire the Ownership Interest in, or outstanding debt of the Acquired Entities; or

            (ii) require the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose or encumber any of the Ownership Interest or outstanding debt of the Acquired Entities to the Seller, other than pursuant to the terms of this Agreement.

6.3 AUTHORIZATION

Subject to the Approvals required under Schedule 1.1(j), this Agreement and each of the agreements, documents and instruments of the Seller contemplated hereby has been or on the Closing Date will have been duly authorized, executed and delivered by the Seller, and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. No other corporate proceedings or approvals on the part of the Seller or its shareholders are necessary to authorize this Agreement and each of the agreements, documents and instruments contemplated hereby.

6.4 NO OTHER AGREEMENTS TO PURCHASE

No Person other than the Buyer has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract for the purchase or acquisition from the Seller of any of the Purchased Assets or any material assets of an Acquired Entity, other than in the normal course of the Purchased Business or as provided in the Permitted Encumbrances or rights of first refusal in respect of certain Ownership Interests.

6.5 NO VIOLATION

Except as described in Schedule 6.5, the execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not result in:

      (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause or give rise to a right of termination, cancellation, loss of rights, purchase or sale rights or payment obligations or the acceleration of, any obligation of the Seller under:

            (i) any Material Contract to which the Seller is a party or by which it is or its properties are bound;

            (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Seller;

            (iii) any judgment, decree, order or award of any Governmental
                  Authority having jurisdiction over the Seller;

            (iv) any material Licence or Permit held by the Seller or necessary to the operation of the Purchased Business; or

            (v) any Applicable Law, which in any event would have a Material Adverse effect on the Purchased Assets or Purchased Business; or

      (b) the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets.

6.6 SUFFICIENCY OF PURCHASED ASSETS

Except: (i) as set forth in Schedule 6.6; (ii) as to be set forth in the Transitional Services Agreement; (iii) the Excluded Assets; and (iv) the assets to be acquired by the Seller from EDS as a condition of Closing as contemplated in Section 12.1(l), the Purchased Assets owned, leased or held by the Seller are sufficient to carry on the Purchased Business in all material respects as it is presently conducted.

6.7 TITLE TO PERSONAL PROPERTY

Except for assets to be acquired by the Seller from EDS as a condition of Closing as contemplated in Section 12.1(l), the Purchased Assets (other than the Real Property or any leased personal property) are owned beneficially by the Seller with a good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. No other Person owns any assets that are being used in or necessary for the conduct of the Purchased Business, except for the Leased Real Property, the Leased Personal Property and the real property in respect of which the Real Property Interests were granted.

6.8 LOCATION OF REAL PROPERTY

Except for the Excluded Assets, Schedule 1.1(uu) sets forth the legal descriptions of all the real property that is used in the Purchased Business and of which the Seller is the beneficial or registered owner of the fee simple.
Schedule 1.1(ooo) sets forth the description of all the real property that is used in the Purchased Business and leased by or to the Seller as lessee.
Schedule 6.8 sets forth the description of all of the real property relating to the Purchased Business and in respect of which the Seller holds Real Property Interests.

6.9 TITLE TO REAL PROPERTY

With respect to the Purchased Business, the Seller is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property other than the Real Property. The Seller has the exclusive right to possess, use and occupy and has good and marketable title to the Fee Simple Real Property and the Real Property is held by the Seller and will be conveyed to the Buyer free and clear of all Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing:

      (a) all accounts for work and services performed and materials placed or furnished upon or with respect to the Real Property at the request of the Seller have been fully paid and satisfied, and no Person is entitled to claim a lien or any other form of security under any applicable construction lien legislation against the Real Property or any part thereof, other than current accounts with respect to which the payment due date has not yet passed;

      (b) there is nothing owing with respect to the Real Property by the Seller to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts with respect to which the payment due date has not yet passed;

      (c) there are no overdue material levies, charges or fees assessed against the Real Property by any public authority (including development or improvement levies, charges or fees);

      (d) to the knowledge of the Seller, the Seller has not received any deficiency notices, requests or written advice of any material breach of any Applicable Law in respect of the Real Property or the Seller's improvements thereon that could, if not corrected, become a material work order or could require performance of material work or expenditure of money to correct;

      (e) other than the Tenure Take-Back and as set out in Schedule 6.9(e), to the knowledge of the Seller, no material part of the Real Property has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given to the Seller or commenced; and

      (f)   except as set out in Schedule 6.9(f), in respect of the Mill
            Property: (i) there are no material encroachments of the Seller's improvements beyond the boundaries of the Real Property; (ii) the use of each Mill Property for the principal purposes it is being used is permitted as of right under the applicable zoning legal requirements or constitutes a permitted nonconforming use and the land for each owned sawmill and remanufacturing facility on Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Real Property; (iii) the Seller has not received written notice of any existing or proposed plan to modify or realign any street or highway that would result in the taking of all or any material part of any facility or that would prevent or materially hinder the conduct of the Purchased Business.

6.10 ABORIGINAL CLAIMS

The Seller, the Purchased Business, and the Purchased Assets have been, are and in the future may be subject to a number of Aboriginal Claims. To the Seller's knowledge as of the date of this Agreement, the materials referenced in Schedule
6.10 and the discussions to date between representatives of the Seller and the Buyer disclose the material Aboriginal Claims. The Seller does not provide any representation or warranty with respect to the basis for or outcome of any such Aboriginal Claims or the effect of such Aboriginal Claims, or any outcome thereof, on the Purchased Assets or Purchased Business.

6.11 LEASED REAL PROPERTY

      (a) The Seller is not a party to or bound by or subject to nor has the Seller agreed or become bound to enter into any lease or agreement to lease with respect to any real property relating to the Purchased Business, whether as lessor or lessee, other than the leases (the "REAL PROPERTY LEASES") described in Schedule 6.11. Schedule 6.11 sets out the parties to each of the Real Property Leases, their commencement dates and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as set out in Schedule 6.11, each of the Real Property Leases is in good standing in all material respects and in full force and effect, and neither the Seller nor, to the knowledge of the Seller, any other party thereto is in breach of any material covenants, conditions or obligations contained therein and the Seller is entitled to all rights thereunder. The Seller has provided a true and complete copy of each Real Property Leases and all amendments thereto to the Buyer.

      (b) The Seller is exclusively entitled to all rights and benefits as lessee under the Real Property Leases for which the Seller is the lessee, and except as described in Schedule 6.11, the Seller has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Real Property to any other Person.

      (c) Except as set forth in Schedule 6.11, all rental and other material payments and other material obligations required to be paid and performed by the Seller pursuant to the Real Property Leases have been duly paid and performed.

      (d) Except as set forth in Schedule 6.11, the terms and conditions of the Real Property Leases will not be affected by, nor will any of the Real Property Leases be in default as a result of, the completion of the Purchase.

6.12 INTELLECTUAL PROPERTY

      (a) Schedule 6.12 lists all material Transferred IP. Except as specified in Schedule 6.12 and except for the Seller and its affiliates, no Person has been granted any interest in or right to use the material Transferred IP.

      (b) Except as specified in Schedule 1.1(k)(xiii), the Seller has no knowledge of a claim or any infringement of Intellectual Property Rights of any other Person that arises out of the conduct of the Purchased Business, nor has the Seller received any notice, complaint, threat or claim alleging that the conduct of the Purchased Business infringes upon any Intellectual Property Rights of any other Person.

6.13 LICENCE AGREEMENTS

Schedule 1.1(k)(i) lists all Licence Agreements that are Material Contracts, entered into by the Seller in connection with the Purchased Business and complete and correct copies of all of the agreements constituting the Material Contracts that are Licence Agreements have been provided to the Buyer. Except as disclosed herein or as set out in the Schedules, none of the Licence Agreements listed in Schedule 1.1(k)(i) grant to any Person any authority to incur any liability or to enter into any agreement on behalf of the Seller and no proceeding is pending, or to the knowledge of the Seller, threatened to revoke or limit any Licence Agreement that is a Material Contract.

6.14 NO EXPROPRIATION

Except for the Tenure Take-Back and the Timber Reallocation Agreement and as set out in Schedule 6.9(e), no material part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, nor does the Seller have any knowledge of any intent or proposal to give any such notice or commence any such proceedings.

6.15 AGREEMENTS AND COMMITMENTS

Schedule 1.1(k)(i) sets out a list of all Material Contracts included in the Purchased Assets, including all material amendments, each of which is valid and legally binding on the parties thereto. Except as described in Schedule 1.1(k)(i), the Seller is not a party to or bound by or subject to, nor has the Seller agreed to become bound to enter into any Material Contract relating to the Purchased Business or the Purchased Assets. The Seller has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and neither the Seller, nor to the knowledge of the Seller, the counterparty thereto, is in default or alleged to be in any material default with respect to, any Material Contract relating to the Purchased Business or the Purchased Assets to which it is a party or by which the Seller is bound. To the knowledge of the Seller, no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a material default under any of the foregoing. The

Seller has provided to the Buyer a true and complete copy of each Material Contract listed or described in the Schedules to this Agreement and all amendments thereto.

6.16 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATION

      (a)   Except with respect to:

            (i)   Environmental Laws, as to which Article 10 shall apply;

            (ii) Aboriginal Claims, as to which Sections 6.10 and 14.12 shall apply;

            (iii) Forestry Laws, as to which Section 6.16(b) shall apply; and

            (iv)  those matters disclosed in Schedule 6.16(a),

            the Seller has complied in all material respects with all Applicable Laws that apply to the Purchased Business and the Purchased Assets.
            Schedule 1.1(k)(iii) sets out a complete and accurate list of all Licences and Permits held by or granted to the Seller, and, except for Aboriginal Claims, to the knowledge of the Seller, there are no other Licences and Permits necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets in the same manner as currently carried on by the Seller. Except with respect to Environmental Permits, as to which Article 10 shall apply and except for Aboriginal Claims as to which Sections 6.10 and 14.12 shall apply and Forestry Laws, as to which Section 6.16(b) shall apply, to the knowledge of the Seller, each Licence and Permit is valid, subsisting and in good standing in all material respects and the Seller is not in material default or breach of any Licence and Permit and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke, amend or limit any Licence and Permit.

      (b) Except as disclosed in Schedule 6.16(b), the Purchased Business and the Purchased Assets have been, since January 1, 2000, and are now owned and operated in compliance with all Forestry Laws in all material respects, and there are no outstanding notices or, to the Seller's knowledge, ongoing investigations by any Governmental Authority of any actual or alleged, defect or non-compliance under Forestry Laws with respect to any of the Purchased Assets or the Purchased Business.

6.17 CONSENTS AND APPROVALS

Except for:

      (a)   Aboriginal Claims, as to which Sections 6.10 and 14.12 shall apply;

      (b)   the Closing Consents described in Schedule 1.1(t); and

      (c) Approvals that are not material or that relate solely to the identity of the Buyer or the nature of any business carried on by the Buyer;

there is no requirement to make any filing with, give any notice to or obtain any Approval from any Governmental Authority or from any Person:

      (d) as a condition to the lawful consummation of the transactions contemplated by this Agreement;

      (e)   to avoid the withdrawal of any material Licence and Permit;

      (f) to avoid the violation, breach or termination of, or default under, or the creation of any material Encumbrance under the terms of any Applicable Law; or

      (g) to enable the Purchased Business to continue to be carried on as currently conducted following Closing.

6.18 FINANCIAL STATEMENTS

The Financial Statements (and, as of the date thereof, the financial statements referred to in Section 9.14) have been prepared, except as disclosed in Schedule 6.18, in accordance with GAAP applied on a basis consistent with prior periods, are correct and complete, and present fairly the assets, Liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Purchased Business as at the date of the Financial Statements and the sales, earnings and results of operations of the Purchased Business for the period covered by the Financial Statements. A true and complete copy of the Financial Statements is set out in Schedule 6.18. The Financial Statements, other than those referred to in Section 9.14, are qualified by the fact that the Purchased Business has not operated as a separate "stand-alone" entity within the Seller and that the Purchased Business has not been separately audited.

6.19 BOOKS AND RECORDS

The Books and Records fairly and correctly set out and disclose the financial position of the Seller and the Purchased Business as at the date hereof, and all material financial transactions of the Seller relating to the Purchased Business have been accurately recorded in such Books and Records.

6.20 ABSENCE OF CHANGES

Except as set out in Schedule 6.20, since December 26, 2004 the Purchased Business has been carried on only in the normal course consistent with past practice and there has been no Materially Adverse change in the business operations, prospects, results of operations or condition (financial or otherwise) of the Purchased Business, taken as a whole and to the knowledge of the Seller there are no facts or conditions that are likely to cause any Material Adverse change in the condition of the Purchased Assets or the Purchased Business, taken as whole, in the future.

6.21 TAXES

With respect to the Purchased Business, the Seller has duly filed on a timely basis all Tax returns required to be filed by it and has paid, or contested in good faith, all material Taxes that are due and payable, and all assessments, reassessments, Governmental charges, penalties, interest and fines due and payable by it, the non-payment of which could result in an Encumbrance on the Purchased Assets. The Seller is not now the subject of a Legal Proceeding or Claim concerning any Tax that could result in an Encumbrance against the Purchased Assets. There are no Encumbrances for Taxes other than Permitted Encumbrances upon any of the Purchased Assets and no event has occurred that with the passage of time or the giving of notice, or both, could reasonably be expected to result in an Encumbrance for Taxes other than Permitted Encumbrances on any of the Purchased Assets.

6.22 LEGAL PROCEEDINGS

Except as described in Schedule 1.1(k)(xiii):

      (a) there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened by or against or affecting the Purchased Business or the Purchased Assets that might result in any material adverse change in the business, affairs or prospects of the Purchased Business, financial or otherwise, or that might Materially Adversely effect the ability of the Seller to enter into this Agreement or to consummate the Purchase;

      (b) there is no judgment, decree, injunction, ruling, order or award of any Governmental Authority outstanding against or affecting the Seller relating to the Purchased Business or the Purchased Assets that would materially impair the operation or use of the Purchased Assets as the Purchased Business; and

      (c) to the Seller's knowledge, no facts or circumstances exist that could reasonably be expected to lead to any of the above.

6.23 RESIDENCY

The Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.24 GUARANTEES, WARRANTIES AND DISCOUNTS

Except as described in Schedule 6.24:

      (a) the Seller has not given any guarantee or warranty relating to the Purchased Business with respect to the products sold or the services provided by it, except warranties made in the normal course of the Purchased Business, and in the form of the Seller's standard written warranties, and except for warranties implied by Applicable Law;

      (b) the Seller is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers of the Purchased Business; and

      (c) the Seller has not given any other material guarantee of any obligation to any Third Party in respect of the Purchased Business or the Purchased Assets, and copies of any such guarantee or other obligation have been disclosed to the Buyer.

6.25 EMPLOYEE PLANS

Schedule 6.25 identifies each Benefit Plan. Except as specifically described in
Schedule 6.25:

      (a) the Pension Plan for the Employees of Mid-Island Reman Inc. has been established, registered, qualified, amended, amalgamated, reorganized, administered and invested in compliance, in all material respects, with the terms thereof and all Applicable Laws, including the applicable pension and Tax legislation;

      (b) all material contributions to, and payments from, the Pension Plan for the Employees of Mid-Island Reman Inc. that may have been required to be made in accordance with the terms of any such Benefit Plan, or with the recommendation of the actuary for such Benefit Plan, and Applicable Law, and have been made in a timely manner and there have been no improper withdrawals, applications or transfers of assets relating thereto; and the policy or other contract or agreement affecting the Pension Plan for the Employees of Mid-Island Reman Inc. does not require nor permit any retroactive increase in premiums or payments thereunder;

      (c) all material reports, returns and similar documents (including applications for approval of contributions) with respect to the Pension Plan for the Employees of Mid-Island Reman Inc. required to be filed with any Governmental Authority or distributed to any such Benefit Plan participant have been duly filed or distributed in a timely manner and there have been no improper withdrawals, applications or transfers of assets relating thereto and have been prepared in accordance with GAAP, generally accepted standard of practice issued by the Canadian Institute of Actuaries and Applicable Law;

      (d) there are no pending investigations by any Governmental Authority involving or relating to the Pension Plan for Employees of Mid-Island Reman Inc., no threatened or pending claims (except for claims for benefits payable in the normal operation of such Benefit
            Plan), suits or proceedings against such Benefit Plan or asserting any rights or claims to benefits under such Benefit Plan that could give rise to a material liability nor are there any facts that could give rise to any material liability in the event of such investigation, claim, suit or proceeding;

      (e) no notice has been received by the Seller of any material complaints or other proceedings of any kind involving the Seller or any of the Employees or former employees of Mid-Island Reman Inc. before any pension board or committee relating to the Pension Plan for Employees of Mid-Island Reman Inc. or to the Purchased Business or the Purchased Assets;

      (f) the Pension Plan for the Employees of Mid-Island Reman Inc. is a registered pension plan under the Tax Act and the PBSA and is not subject to the pension standards legislation of any jurisdiction other than the Province of British Columbia; and

      (g) other than the Pension Plan for the Employees of Mid-Island Reman Inc., there is no pension plan or post-retirement non-pension benefit plan for the Employees of any Acquired Entity, that will result in a Liability on or subsequent to the Time of Closing in an Acquired Entity relating to a period prior to the Closing.

6.26 COLLECTIVE AGREEMENTS

Except as described in Schedule 1.1(x) (copies of which have been provided to the Buyer), the Seller is not required to recognize and has not made any Contracts with any labour union or employee association or any agent having bargaining rights for the Employees nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements. The Seller has provided copies of all local agreements associated with such Collective Agreements. Other than: (i) grievances brought in the ordinary and normal course of the Purchased Business, none of which could, individually or collectively with other such grievances, have a Materially Adverse effect on the Purchased Business or the right or the ability of the Seller or the Buyer to carry on the Purchased Business substantially in the manner in which it has heretofore been carried on, and (ii) grievances listed in Schedule 1.1(x) which describes, as at February 13, 2005, all current and pending grievances under the Collective Agreements that have reached "Stage 2" or later under the grievance process under the Collective Agreements, there are no grievances against the Seller of which the Seller has received a written notice under any Collective Agreements.

6.27 EMPLOYEES

      (a) Schedule 1.1(ii) contains a complete and accurate list of the names of all Employees (classified into union and non-union Employees) specifying the employee status (full-time, part-time, away) length of service (actual and deemed), title or classification and rate of salary or hourly pay for each such Employee. The Seller has provided to the Buyer copies of all written employment contracts, other than written offer letters and similar written communications to Employees that might constitute a "written employment contract", none of which provides a Salaried Employee with a contractual severance entitlement. In addition, Schedule 1.1(ii) specifically identifies all Employees, including those on lay-off (but other than those in receipt of benefits under workers' compensation legislation), who have been absent continually from work for a period in excess of one month, and the reason for their absence.

      (b) Schedule 1.1(ii) specifically identifies all Employees with respect to whom the Seller has been advised by the Workers' Compensation Board that such Employees are in receipt of benefits under the Workers Compensation Act (British Columbia). With respect to the Purchased Business, the Seller is in material compliance with the Employment Standards Act (British Columbia), and other Applicable Law in relation to employment matters and, without limiting the generality of the foregoing and except as disclosed in Schedule 1.1(gg), with respect to the Purchased Business:

            (i) there are no appeals pending before the Workers' Compensation Board of British Columbia involving the Seller;

            (ii) all material levies, assessments and penalties made against the Seller pursuant to the Workers Compensation Act (British Columbia) have been paid by the Seller;

            (iii) the Seller does not know of any audit currently being performed by the Workers' Compensation Board of British Columbia; and

            (iv) the Seller does not know of any liability for any material damages to any Employee resulting from the violation or alleged violation of any Applicable Law in relation to employment matters.

6.28 EMPLOYEE ACCRUALS

All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and other benefits have been reflected in the books and records of the Seller relating to the Purchased Business in accordance with GAAP applied on a basis consistent with prior practices.

6.29 CONTRACTUAL RESTRICTIONS ON DOING BUSINESS

The Seller is not a party to or bound by any Contract that would materially restrict or limit the rights of the Buyer to carry on the Purchased Business or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Purchased Business as currently conducted.

6.30 BANKRUPTCY

The Seller is not insolvent and has not: (a) proposed a compromise or arrangement to any of its creditors generally; (b) had any petition or receiving order in bankruptcy filed against it; (c) taken any proceeding with respect to a compromise or arrangement or become subject to such proceeding; (d) taken or become subject to any proceeding to have it liquidated, dissolved, declared bankrupt or wound-up; (e) taken any proceeding or become subject to any proceeding to have a receiver appointed over any part of its assets; (f) had any encumbrancer take possession of any of its property; or (g) had any execution or distress become enforceable or become levied upon any of its property.

6.31 FORESTLANDS

Except for Aboriginal Claims, as to which Sections 6.10 and 14.12 shall apply:

      (a) each Timber Tenure is validly subsisting and all levies, fees, rentals, charges, dues, stumpage, royalties and other costs payable up to the Time of Closing under each Timber Tenure have been or will be paid by the Seller except for levies, fees, charges, dues, rentals, stumpage and other costs to the extent that they will be included as Liabilities deducted from the calculation of the Net Working Capital in the Working Capital Statement and included in Assumed Liabilities. Schedule 1.1(mmmmm) sets forth the 2004 and 2005 AAC under the forest licences and the 2004 and 2005 AAC under the management plans for the tree farm licences that are included in the Timber Tenures and the actual timber harvested pursuant to the forest licences and under the tree farm licences that are included in the Timber Tenures;

      (b) the Seller has observed and performed in all material respects all covenants, agreements and obligations on its part to be observed or performed under the provisions of the Timber Tenures, the Forestry Laws and other Applicable Laws relating to the Timber Tenures;

      (c) the Seller has not received any notice of breach by the Seller of any of the Timber Tenure or Forestry Law that has not been remedied by Seller or abandoned by the Person alleging such breach;

      (d) the Seller has all material Licences and Permits and the other permissions necessary or advisable to provide unrestricted access in and out of the Timber Tenures and to transport logs to the mills and conversion facilities included in the Purchased Assets as the Purchased Business is currently conducted;

      (e) other than as contemplated by the Forestry Revitalization Act (British Columbia) and the Timber Reallocation Agreement, no Governmental Authority has given any written notice to the Seller with respect to one or more of the Timber Tenures concerning any matter which would have the effect of reducing, impairing, suspending or terminating in a material manner such Timber Tenures or any rights or privileges attached thereto;

      (f) the Seller has not made a "forestry revitalization proposal" under the Timber Harvesting Contract and Subcontract Regulation and has made no Contracts with any Person in relation thereto.

6.32 TIMBER INVENTORY DATA

The Seller has made available to the Buyer all material information maintained by the Seller with respect to the timber inventory on the Fee Simple Real Property. Such information has been prepared in accordance with the procedures and practices described in Schedule 6.32. Notwithstanding any other provision of this Agreement, the Seller's sole obligation to the Buyer in respect of the quantity, quality, species mix, age or value of the timber inventory are contained in this Section 6.32 and the related indemnification in Article 14 and no actions with respect to Claims or Losses suffered or incurred by the Buyer may be brought against the Seller unless the Seller has breached its obligations pursuant to this Section 6.32.

6.33 INVENTORIES

Inventory levels are, in all material respects, at such amounts as are required and adequate for the normal operation of the Purchased Business as now conducted, in the ordinary course.

7. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller at the time of execution and delivery of this Agreement as follows and acknowledges that the Seller is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase. Except for the representations and warranties of the Buyer set out in this Article 7, in executing this Agreement, the Seller relies wholly upon its own judgment and that of its advisors. The Seller acknowledges that it has not been influenced by and is not relying on any representations or statements regarding any matter made by any Person, except the representations and warranties of the Buyer set out in this
Article 7.

7.1 ORGANIZATION

The Buyer is a company duly constituted and organized and validly subsisting under the laws of British Columbia and has the corporate power to enter into this Agreement and each of the agreements, documents and instruments to be entered into by the Buyer in connection with this Agreement and to perform its obligations hereunder and thereunder.

7.2 AUTHORIZATION

This Agreement and each of the agreements, documents and instruments of the Buyer contemplated hereby has been duly authorized, executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer by the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other Applicable Laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. No other corporate proceedings or Approvals on the part of the Buyer or its shareholder are necessary to authorize this Agreement and each of the agreements, documents and instruments contemplated hereby, except for the approval by the Buyer's Board of Directors and, if applicable, by its shareholder.

7.3 NO VIOLATION

Subject to the Closing Consents being obtained, the execution and delivery of this Agreement by the Buyer and the consummation of the transactions herein provided for will not result in the breach or violation of, or constitute a default under, or conflict with or cause a right of termination, cancellation or the acceleration of, any obligation of the Buyer under:

      (a) any material contract to which the Buyer is a party or by which it or its properties is bound;

      (b) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Buyer;

      (c) any judgment, decree, order or award of any Governmental Authority or arbitrator having jurisdiction over the Buyer; or

      (d)   any Applicable Law.

7.4 INVESTMENT CANADA

The Buyer is a Canadian within the meaning of the Investment Canada Act.

7.5 CONSENTS AND APPROVALS

Except for the Closing Consents, there is no requirement to make any filing with, give any notice to or obtain any consent or approval from any Governmental Authority or other Person as a condition to the lawful consummation by the Buyer of the transactions contemplated by this Agreement in accordance with all Applicable Laws.

7.6 LITIGATION

Except as set out in Schedule 7.6, there are no legal proceedings pending or threatened by the Buyer, or to the knowledge of the Buyer, pending or threatened against the Buyer that might have a Materially Adversely affect on the ability of the Buyer to enter into this Agreement or to consummate the transactions contemplated hereby, and to the knowledge of the Buyer no state of facts exist which could constitute the basis of any such legal proceedings.

8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to Articles 10 and 14, the representations and warranties of the Seller contained in this Agreement shall survive the Closing and shall continue in full force and effect.

8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE BUYER

Subject to Article 14, the representations and warranties of the Buyer contained in this Agreement shall survive the Closing and shall continue in full force and effect.

8.3 SURVIVAL OF COVENANTS

Any provision of this Agreement that is capable of being performed after but that has not been performed (and in respect of which performance has not been duly waived) at or before the Time of Closing and all covenants of the parties contained in this Agreement (including, without limitation, the indemnity covenants but excluding any covenant the performance of which has been waived) or in any agreement or other document delivered or given pursuant to or in connection with this Agreement shall survive the Closing and shall continue in full force and effect in accordance with their terms.

9. COVENANTS

9.1 ACCESS TO PURCHASED BUSINESS AND PURCHASED ASSETS

Subject to the provisions of this Agreement, during the Interim Period the Seller shall forthwith make available to the Buyer and its authorized representatives all Books and Records. During the Interim Period the Seller shall afford the Buyer and its authorized representatives reasonable access to the Purchased Assets on reasonable prior notice and will permit the Buyer and its authorized representatives to make such investigations of the Purchased Business and its assets, Liabilities, condition (financial or otherwise), Claims, obligations, operations, prospects, results of operations and legal or regulatory status or affairs as the Buyer, acting reasonably, deems necessary or advisable. At the request of the Buyer, the Seller shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business or any of the Purchased Assets or to enable the Buyer or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets maintained by Governmental Authorities. At the Buyer's reasonable request, the Seller shall co-operate with the Buyer in arranging any such meetings as the Buyer should reasonably request with Employees and suppliers or others except customers who have or have had a business relationship with the Seller with respect to the Purchased Business. Such meetings may be held for the Buyer's due diligence purposes or for the purposes of planning post-Closing management and workforce integration.

In particular, without limitation, the Seller shall permit the Buyer's representatives or consultants to conduct all such testing and inspection with respect to forest inventory and environmental matters at such locations of the Purchased Business as the Buyer may determine, in its sole discretion and its sole cost, as may be reasonably required to satisfy the Buyer with respect to such matters; provided, however, that the Buyer shall be responsible, at its own cost, for restoring all such property or items tested or inspected by its representatives or consultants to the condition in which such property or items were immediately before such testing or inspection. The Buyer shall provide the Seller with any data, reports, test results or other recorded information obtained as a result of any testing or inspection with respect to environmental matters at the Purchased Business. Furthermore, without limitation, the Buyer and the Seller shall conduct, in co-operation with each other, such physical review of the Purchased Business as is necessary so as to enable the confirmation of the values carried on the Working Capital Statement with respect to such assets, to the reasonable satisfaction of the Buyer. The Buyer assumes full responsibility and all risk of conducting any testing and inspections. The Buyer will indemnify the Seller for any damage caused by the Buyer or by any Person for whom the Buyer is responsible at law during the Interim Period while on the premises of the Seller. It is the Buyer's sole responsibility to evaluate the lands, roads, bridges, improvements, access, hazards whether obvious or concealed, and all other factors, and to decide whether and in what manner to conduct testing and inspections. The Buyer releases the Seller from any and all Claims that the Buyer or its successors in interest, predecessor firms, related entities and affiliates, agents, contractors and subcontractors, and each of their officers, directors, shareholders, servants, employees and agents, and each of their heirs, executors, administrators, successors and assigns may have in any way connected with any such testing and inspections except to the extent caused by the negligence of the Seller.

9.2 CONDUCT OF PURCHASED BUSINESS BEFORE CLOSING

Without in any way limiting any other obligations of the Seller hereunder, except as contemplated by Section 3.12, during the Interim Period:

      (a) the Seller shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Seller shall not enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a material breach of any representation, warranty, covenant or other obligation of the Seller contained herein, and the Seller shall not enter into any supply arrangements relating to the Purchased Business or make any material decisions or enter into, amend or surrender any Material Contracts with respect to the Purchased Business without the consent of the Buyer, which consent shall not be unreasonably withheld;

      (b) during the Interim Period, the Seller shall provide to the Buyer, on a timely basis, monthly reconciliations of actual and budgeted operating and capital expenditures and the Seller shall not commence any capital expenditure project (other than maintenance expenditures) other than those set out in Schedule 9.2(b);

      (c) without limiting paragraphs (a) and (b), the Seller shall harvest timber, conduct forest engineering and planning and conduct reforestation activities in the ordinary and normal course of business consistent with past practice and substantially in accordance with its operational plans and budgets;

      (d) except as otherwise provided in Schedule 9.2(b) and except in the normal course of business consistent with past practice, the Seller shall not, make any general or specific increase in the remuneration of the Employees and service agents of the Purchased Business, nor grant them any additional benefits;

      (e) the Seller shall use its commercially reasonable efforts to preserve the Purchased Business and the Purchased Assets and to carry on the Purchased Business as currently conducted and to keep available the services of the Transferred Employees, and the Seller shall use its commercially reasonable efforts to promote and preserve for the Buyer the goodwill of suppliers, customers and others having business relations with the Seller that relate to the Purchased Business;

      (f)   (i)   other than a Permitted Sale, the Seller shall not sell,
                  assign, lease or otherwise transfer or dispose of any asset used in the Purchased Business, to any Person or otherwise, or compromise any of its rights or claims, in a single transaction or series of related transactions if such transactions will in the aggregate have a value in excess of $250,000, other than in the ordinary course of business, without the consent of the Buyer, which consent may not be unreasonably withheld; for greater certainty, the Seller acknowledges that it would be out of the ordinary course to consummate any sale of Fee Simple Real Property or to grant any option to purchase any Fee Simple Real Property, other than a Permitted
                  Sale;

            (ii) with respect to a Permitted Sale, the Seller shall not enter into a definitive purchase and sale agreement with a Third Party with respect to any property set out on Schedule 1.1(hhhh), for less than 90% of the amount listed in the Disclosure Letter;

      (g) the Seller shall pay and discharge its Liabilities relating to the Purchased Business in the normal course in accordance and consistent with its previous practice, except those contested in good faith by it and the Seller will not agree to incur any Liability outside of the normal course in accordance and consistent with its previous practice, which is likely to remain an Assumed Liability on the Closing Date, whether in a single transaction or in a series of related transactions, if such transactions will in the aggregate exceed $250,000;

      (h) to the extent commercially reasonable, the Seller shall attempt to complete the Purchase, during the Interim Period, from the entity known as EDS, the computer hardware, routers, switches and other equipment that are currently leased by the Seller from that entity and that are required in connection with the operation of the Purchased Business for the sale to the Buyer under this Agreement;

      (i) the Seller will not create, assume or permit to be created or imposed any Encumbrances (other than Permitted Encumbrances) upon any of the Purchased Assets and shall use all commercially reasonable efforts to obtain by the Time of Closing discharges of all Encumbrances disclosed for the purpose of this Section 9.2(i) in
            Schedule 1.1(gggg)(x);

      (j) the Seller shall promptly advise the Buyer of the occurrence of any event that would render any representation or warranty of the Seller contained in this Agreement untrue or inaccurate in a material way;

      (k) the Seller shall promptly notify the Buyer in writing of the occurrence and circumstances of any Environmental Condition arising after the date hereof;

      (l) the Seller will consult with the Buyer and will permit the Buyer to participate in discussions in respect of material decisions or commitments with respect to, the matters set forth in Schedule 9.2(l); and

      (m) the Seller shall, within ten business days after the end of each calendar month, provide the Buyer with monthly financial and operating statements by operating division, including a monthly statement of management's estimate of Net Working Capital.

      The Seller will not deviate from the requirements of this Section 9.2 without first obtaining the consent of the Buyer, which consent will not be unreasonably withheld, and with respect to subparagraphs (c), (d), (f),
      (g), (h), (i) and (j) will cause the Acquired

      Entities to comply with those subsections as if each Acquired Entity was the Seller and its business was the Purchased Business.

9.3 RISK OF LOSS

Until the Time of Closing, the Purchased Assets will remain at the risk of the Seller. Subject to: (i) the Buyer's right not to complete the transactions contemplated hereby pursuant to Section 12.1; (ii) those matters which are the subject of Section 3.8; and (iii) ordinary wear and tear, if any destruction or damage occurs to those Purchased Assets which are physical assets having an aggregate value in excess of .1% of the Purchase Price during the Interim Period, or, other than as disclosed in this Agreement, if Purchased Assets are appropriated, expropriated or seized by a Governmental Authority, having an aggregate value in excess of .1% of the Purchase Price during the Interim Period, the Seller shall forthwith give notice thereof to the Buyer and the Purchase Price will be reduced by an amount equal to the replacement value of the affected Purchased Assets.

9.4 EXCLUSIVITY

Until the earlier of the termination of this Agreement and the Time of Closing, the Seller shall not, and shall take reasonable steps to ensure that the directors, officers, employees, agents or advisors of the Seller do not, directly or indirectly enter into any Contract for, or take any action to continue, solicit, initiate, entertain, discuss or consider any offers, enquiries or proposals relating to the possible disposition or transfer of the Purchased Assets whether by way of sale, amalgamation, merger, partnership arrangement or otherwise.

9.5 COMMERCIALLY REASONABLE EFFORT TO OBTAIN CONSENTS

The Seller shall use its commercially reasonable efforts to obtain during the Interim Period, the Approvals and the Closing Consents that are its responsibility and to assist the Buyer to obtain, during the Interim Period, the Approvals and the Closing Consents that are the Buyer's responsibility. The Buyer shall use its commercially reasonable efforts to obtain, at or before the Time of Closing, the Approvals and Closing Consents that are its responsibility and shall use its commercially reasonable efforts to assist the Seller to obtain, at or before the Time of Closing, the Approvals and Closing Consents that are the Seller's responsibility. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use commercially reasonable efforts to obtain or help in obtaining any Approval or Closing Consent shall not require that party to make any payment to any Person for the purpose of procuring that Approval or Closing Consent, other than payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and any payments required by any Applicable Law.

9.6 POST CLOSING RECEIPTS

      (a) If at any time following the Time of Closing, the Seller receives, or comes into possession of, any of the Purchased Assets or any receipts, proceeds, cheques, securities or other property of any kind comprising, arising out of or derived from the Purchased Assets (including any cheques, notes or cash in payment of any Account Receivable and any other intangible constituting part of the Purchased

            Assets), or any invoices for amounts included in the Assumed Liabilities that are payable by the Buyer, the Seller shall immediately deliver that Purchased Asset or receipt, proceed, cheque, security or other property or invoice to the Buyer, with any endorsements, transfers or assignments that may be necessary or desirable to ensure that the Buyer receives the immediate and full benefit of that Purchased Asset or receipt, proceed, cheque, security or other property or any other information available to the Seller that is required to allow the Buyer to pay the invoice;

      (b) If at any time following the Time of Closing, the Buyer receives, or comes into possession of, any asset or any receipts, proceeds, cheques, securities or other property of any kind that is retained by the Seller pursuant to this Agreement, (excluding any cheques, notes or cash in payment of any Account Receivable) or any invoices for amounts that are not included in the Assumed Liabilities that are payable by the Seller, the Buyer shall immediately deliver that asset or receipt, proceed, cheque, security or other property or invoice to the Seller, with any endorsements, transfers to assignments as may be necessary or desirable to ensure that the Seller receives the immediate and full benefit of that asset or receipt, proceed, cheque, security or other property or any other information available to the Buyer that is required to allow the Seller to pay the invoice.

9.7 CO-OPERATION REGARDING TAX RETURNS AND AUDITS

After the Closing Date, the Buyer shall furnish or cause to be furnished to the Seller, upon request, as promptly as practicable, such information (including access to Books and Records) and assistance relating to the Purchased Business or the Purchased Assets as is reasonably necessary for the filing by the Seller of any return relating to Taxes, for the preparation for any audit or for the prosecution or defence of any Legal Proceeding or proposed adjustment relating to Taxes of the Seller relating to the Purchased Business or the Purchased Assets.

9.8 COMPLIANCE WITH AGREEMENT

Subject to the terms and conditions provided in this Agreement, each of the parties will take such commercially reasonable actions as are within its power to control and will use commercially reasonable efforts to cause, or cause to be taken other actions that are not within its power to control so as to ensure compliance with each of the terms and conditions and covenants set forth in this Agreement that are for the benefit of any other party, including to satisfy the conditions to Closing of each party as set out in Article 12; provided that, the Buyer's obligation to execute and deliver the Transitional Services Agreement is conditional upon the Seller being able to substantially provide the services set out therein. The parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement and each party will provide such further documents or instruments (on commercially reasonable terms) required by any other party as may be reasonably required or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Closing.

9.9  COMPLIANCE WITH THE FOREST ACT

The Seller and the Buyer will cooperate and assist each other in completing the notification process under section 54 of the Forest Act (British Columbia) and obtaining a notice to proceed from the Minister of Forests under section 54.1 of the Forest Act (British Columbia) in connection with the transfer of the Timber Tenures from the Seller to the Buyer as provided in this Agreement, including, but without limitation, responding to any inquiries the Ministry of Forests may make of the Buyer and the Seller in order to satisfy the Minister of Forests that the transfer of the Timber Tenures from the Seller to the Buyer will not unduly restrict competition in the standing timber markets, log markets or chip markets. The Buyer acknowledges that under the Forest Act (British Columbia) the Buyer may be required to enter into a Transfer Arrangement on or before the Closing Date. The Buyer agrees that it will enter into the Transfer Arrangement, provided that amounts arising before the Closing Date and payable under the Transfer Arrangement are adjusted for pursuant to the Net Working Capital Adjustment.

9.10 FEES

The Buyer and the Seller shall bear equally all fees in connection with obtaining the Competition Act Approval and HSR Compliance.

9.11 COMBINED CONTRACTS

The parties acknowledge and agree that the contracts (the "COMBINED CONTRACTS") set out in Schedule 9.11 hereto pertain in part to the Purchased Business and in part to business activities of the Seller unrelated to the Purchased Business. The parties will use commercially reasonable efforts to split the Combined Contracts into agreements pertaining to the Purchased Business and agreements unrelated to the Purchased Business on terms and conditions acceptable to the parties, acting reasonably. If the parties are unable to complete the splitting of the Combined Contracts by the Time of Closing then:

      (a) the Seller shall hold that portion of the Combined Contracts pertaining to the Purchased Assets in trust for the Buyer and shall forthwith sell, convey, grant, assign, transfer and set over the same to the Buyer upon the splitting of such Combined Contract (in the manner described above) and until such time, the Seller shall, to the extent reasonably necessary, at the request and cost of the Buyer, perform all obligations with respect to such portion of such Combined Contracts pertaining to the Purchased Business in the name of the Buyer and all benefits derived therefrom shall be for the account of the Buyer; and

      (b) if the Seller notifies the Buyer that it will be unable to obtain a splitting of any Combined Contract, the Buyer shall, as soon as reasonably practicable, use commercially reasonable efforts to enter into, at the sole cost and expense of the Buyer, alternative contractual arrangements in respect of the subject matter of the Combined Contract that pertains to the Purchased Business and the Buyer shall have no Claim for any Losses suffered as a result of the Seller's inability to split a Combined Contract or the Buyer's obligation to enter into a new contractual arrangement in respect thereof.

9.12 PERSONAL INFORMATION

In respect of any Personal Information contained in the Books and Records, the Buyer covenants and acknowledges:

      (a) during the Interim Period, to use the Personal Information solely for purposes relating to the transactions contemplated by this Agreement;

      (b) if the transactions contemplated by this Agreement proceed, to use and disclose any such Personal Information only for the same purposes for which it was collected, used or disclosed by the Seller; and

      (c) to the extent required by Applicable Law, any Person whose Personal Information has been disclosed to the Buyer through the Books and Records will be notified by the Buyer that the transactions contemplated by this Agreement have taken place and that such Personal Information was disclosed to the Buyer as a consequent of such transactions.

9.13 OFF-SITE BOOKS AND RECORDS

The Buyer shall have access to the Off-Site Books and Records as the Buyer may reasonably require for the normal day to day operation of the Purchased Business after Closing, upon reasonable prior written notice to the Seller, provided such access is not unduly disruptive of the Seller's operations and is limited as far as reasonably possible to information relating solely to the Purchased Business. The Seller shall provide the Buyer with reasonable confidential access to backup tapes and data if any comprised in the Off-Site Books and Records on a strictly need to have and know basis if the On-Site Books and Records acquired by the Buyer on Closing are destroyed or lost. The Buyer shall maintain the confidentiality of any information relating to the Seller's operations as may be contained in the Off-Site Books and Records, to at least the same extent as the Buyer maintains for its own confidential information. The Buyer shall take appropriate measures to protect the confidentiality of any information or data that may be combined or commingled with the information data the Buyer has a right of access to hereunder. The Seller will use commercially reasonable efforts to segregate Off-Site Books and Records that primarily relate to the Purchased Business for delivery at the Time of Closing.

9.14 UPDATING FINANCIAL STATEMENTS

The Seller shall deliver to the Buyer audited financial statements of the Purchased Business for the financial years ended on December 29, 2003 and December 26, 2004 as soon as such statements are available.

9.15 APPROVAL OF THE TRANSFER OF FORESTRY LIABILITIES

Upon execution and delivery of this Agreement, the Seller and the Buyer shall cooperate and assist each other in preparing and submitting to the British Columbia Ministry of Forests for the approval of the Minister of Forests under section 29 or, if it has then come into effect, section 29.1, of the Forest and Range Practices Act (British Columbia), an assignment and assumption agreement in the form to be signed at Closing pursuant to which the Seller will transfer to the Buyer, and the Buyer shall assume and agree to perform, all of the Forestry Liabilities.

9.16 INFORMATION FOR COMPETITION BUREAU

For a period ending on the first anniversary of the Closing Date, the Seller shall use its commercially reasonable efforts to assist the Buyer in providing to the Buyer such information that may be reasonably requested by the Buyer as part of any application that may be made by the Buyer to the Canadian Competition Bureau relating to any subsequent dealings by the Buyer with the Purchased Assets or the Purchased Business.

9.17 CONSENTS NOT OBTAINED BEFORE CLOSING

      (a) If there are any Approvals that have not been obtained as of the Time of Closing, Buyer may either:

            (i) elect to have Seller continue its efforts to obtain the Approvals, in which case the Seller shall continue to use its commercial reasonable efforts to obtain the Approvals;

            (ii) accept the assignment of such Contract or Licence and Permit, in which case, as between Buyer and Seller, such Contract or License and Permit shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable consent, be transferred to the Buyer and the representation contained in Section 6.5 shall be deemed to be modified accordingly; or

            (iii) if such Contract or Licence and Permit is not legally and validly assignable without consent, and the required consent is not obtained by the Seller within one year from the Closing Date (other than Contracts in respect of which consent has not been obtained by the Seller as a result of concerns raised by the counterparty to the Contract about the creditworthiness of the Buyer), elect to have the Seller retain that Contract or License and Permit and all Liabilities arising therefrom or relating thereto;

      (b) If Buyer elects to have Seller continue its efforts to obtain any consent in respect of a Contract or Licence and Permit which cannot be legally and validly assigned without such consent, neither this Agreement nor any other document related to the consummation of the sale and purchase of the Purchased Business shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of that Contract or Licence and Permit, and following the Closing, the Parties shall use commercial reasonable efforts, and cooperate with each other, to obtain the consent relating to each such Contract or Licence and Permit as quickly as practicable. Pending the obtaining of such consents, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the affected Contract or Licence and Permit for its

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            term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a party to that Contract or License and Permit). Once the consent is obtained, Seller shall promptly assign, transfer, convey and deliver such Contract or Licence and Permit to Buyer, and Buyer shall assume the obligations under such Contract or Licence and Permit assigned to Buyer from and after the date of assignment to Buyer.

9.18 LEASES/SUBLEASES OF PREMISES

The Buyer and the Seller shall, at the Time of Closing, enter into:

      (a) a sublease for a portion of the office premises at 925 West Georgia Street, Vancouver;

      (b)   a lease for a portion of the Trus Joist office premises;

      (c) a sublease for a portion of the premises used by MBKK personnel in Tokyo;

in each case in accordance with the term sheets set out in Schedule 9.18.

9.19 POPLAR INTERESTS

The Seller shall grant the following interests (collectively, the "POPLAR INTERESTS") to the Buyer on the Closing Date:

      (a) a timber reservation entitling the Buyer to all timber on the Poplar Lands, other than any poplar plantation that is the subject of a Poplar Licence, and the right to harvest such timber, in consideration of the fair market value of such timber which shall be payable on the Closing Date and shall form part of the Purchase Price;

      (b) a lease of the Poplar Lands for a term ending on August 31, 2011, provided that where any Poplar Licence expires or terminates earlier than May 31, 2011, the lease shall terminate from time to time with respect to the parcels comprised in any such Poplar Licence, only, on the 90th day after the expiry or termination of the Poplar Licence applicable to such parcels, without affecting in any way the Seller and Buyer's continuing rights and obligations under the lease with respect to the balance of the Poplar Lands. The lease shall be a triple net lease under which the Buyer shall be responsible for all maintenance, repair, replacements, insurance and any and all other matters or costs relating to the Poplar Lands, including an allocation of environmental liabilities on the same basis as is applicable to the Fee Simple Real Property pursuant to this Agreement which, for greater certainty, means that the Buyer assumes, and will indemnify the Seller for, all Environmental Liabilities with respect to the Poplar Lands except for those Environmental Liabilities that are subject to an indemnity to be provided by the Seller on the same terms and conditions and subject to the same time, thresholds and limits of liability set out in
            Article 10 and Article 14. The Buyer shall pay basic rent in a lump sum at the Time of Closing, which will form part of the

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            Purchase Price, that gives the Seller a 5% annual return on the fair market value of the Poplar Lands excluding the timber. The Seller shall assign and the Buyer shall assume the rights and obligations of the Seller under the Poplar Licences; and

      (c) an option to purchase the Poplar Lands exercisable in respect of the parcels under each Poplar Licence by written notice to the Seller within 60 days of the expiry or termination of the Poplar Licence applicable to such parcels. The consideration for the option shall be as follows:

            (i) an option fee payable at the Time of Closing equal to the amount by which that portion of the Purchase Price otherwise allocated to the Poplar Interests exceeds the aggregate of the payments made by the Buyer to the Seller under Sections 9.19(a) and 9.19(b), which shall form part of the Purchase Price; and

            (ii) one dollar in respect of the parcels under each Poplar Licence payable on each closing date under the option to purchase.

            Any purchase of parcels under the option to purchase shall close 30 days after the Buyer exercises the option in respect of such parcels, with the Buyer being responsible for any taxes or registration fees in respect of the purchase, including property transfer tax. The option shall also contain a put whereby the Seller may, within 60 days of the expiry or termination of a Poplar Licence, give written notice to the Buyer requiring the Buyer to acquire the parcels which are the subject of the Poplar Licence for one dollar and the Buyer shall close the purchase of those parcels 30 days after the Seller exercises the put in respect of those parcels. On any acquisition of all or any part of the Poplar Lands, the Buyer assumes, and will indemnify the Seller for all Environmental Liabilities with respect to the acquired lands on the same terms and conditions as set out in this Agreement with respect to Fee Simple Real Property.

The Seller represents, warrants and covenants to the Buyer that the grant of the timber reservation, lease and option to purchase shall not constitute a breach of the Poplar Licences and will not invoke the right of first refusal to purchase the Poplar Lands contained in the Poplar Licences. The Seller shall indemnify and save harmless the Buyer Indemnified Parties from and against all Liabilities suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with the breach or inaccuracy of this representation, warranty and covenant. On the Closing Date, the Seller shall grant to the Buyer a registrable lease and option to purchase incorporating the terms of this Section which shall be registered in priority to any financial charges affecting the Poplar Lands. Notwithstanding the provisions of clauses
(b) and (c) where portions of a parcel are comprised in more than one Poplar Licence, the expiry date of the lease and commencement of the period for exercise of the option to purchase and put shall be based on the latest expiry or termination of the Poplar Licences applicable to such parcel. The Buyer acknowledges and agrees that the Poplar Interests shall be subject to the Permitted Encumbrances, which include, without limitation, the Poplar Licences. The Seller shall, following execution and delivery of this Agreement, request Pacifica Poplars Ltd. to waive

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the rights of first refusal to purchase the Poplar Lands contained in the Poplar
Licences with respect to this transaction (provided the Buyer agrees to honour such Licences). If Pacifica Poplars Ltd. agrees to so waive its rights of first refusal to purchase, the Seller agrees to convey fee simple title to the Poplar Lands to the Buyer at the Time of Closing in lieu of granting the Poplar Interests and in such event the Poplar Licences, including the rights of first refusal to purchase therein, shall continue to be Permitted Encumbrances.

9.20 SPROAT LOT 98 INTERESTS

The Seller shall grant the following interests (collectively, the "SPROAT LOT 98 INTERESTS") to the Buyer on the Closing Date:

      (a) a timber reservation entitling the Buyer to all timber on Lot 98, and the right to harvest such timber, in consideration of the fair market value of such timber which shall form part of the Purchase Price;

      (b) a lease of Lot 98 for a term ending on October 31, 2006, provided that if the Timberwest Licence expires or terminates earlier than July 18, 2006, the lease shall terminate on the 90th day after the expiry or termination of the Timberwest Licence. The lease shall be a triple net lease under which the Buyer shall be responsible for all maintenance, repair, replacements, insurance and any and all other matters or costs relating to Lot 98, including an allocation of environmental liabilities on the same basis as is applicable to the Fee Simple Real Property pursuant to this Agreement which, for greater certainty, means that the Buyer assumes, and will indemnify the Seller for, all Environmental Liabilities with respect to Lot 98 except for those Environmental Liabilities that are subject to an indemnity to be provided by the Seller on the same terms and conditions and subject to the same time, thresholds and limits of liability set out in Article 10 and Article 14. The Buyer shall pay basic rent in a lump sum on the Closing Date that gives the Seller a 5% annual return on the fair market value of Lot 98 excluding the timber. The Seller shall assign and the Buyer shall assume the rights and obligations of the Seller under the Timberwest Licence;

      (c) an option to purchase Lot 98 exercisable by written notice to the Seller within 60 days of the expiry or termination of the Timberwest Licence. The consideration for the option shall be as follows:

            (i) an option fee payable on the Closing Date of this Agreement equal to the amount by which that portion of the Purchase Price otherwise allocated to the Sproat Lot 98 Interests exceeds the aggregate of the payments made by the Buyer to the Seller under Sections 9.20(a) and 9.20(b), which shall form part of the Purchase Price; and

            (ii)  one dollar on the closing date under the option to purchase.

      The purchase under the option to purchase shall close 30 days after the Buyer exercises the option, with the Buyer being responsible for any taxes or registration fees in respect of the purchase, including property transfer tax. The option shall also contain a put

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      whereby the Seller may, within 60 days of the expiry or termination of the
      Timberwest Licence, give written notice to the Buyer requiring the Buyer to acquire Lot 98 for one dollar and the Buyer shall close the purchase of Lot 98 30 days after the Seller exercises the put. On the acquisition of Lot 98, the Buyer assumes, and will indemnify the Seller for all Environmental Liabilities with respect to the acquired lands on the same terms and conditions as set out in this Agreement with respect to Fee Simple Real Property; and

      (d) an assignment of the sale proceeds if and when payable under the Option to Purchase (Right of First Refusal) G-4707 dated July 19, 2001 between the Seller and Timberwest Forest Company, a partnership (as successor to TFL Forest Ltd.). The Buyer shall, at its own cost, perform the Seller's obligations to subdivide Lot 98 as provided in Option to Purchase (Right of First Refusal) G-4707 and shall otherwise administer that agreement at its own cost on behalf of the Seller. The Seller shall, at the request of the Buyer, cooperate with the Buyer to execute and deliver such documents and plans at the Buyer may request to effect such subdivision and sale.

The Seller represents, warrants and covenants to the Buyer that the grant of the Sproat Lot 98 Interests shall not constitute a breach of the Option to Purchase (Right of First Refusal) G-4707 and will not invoke the right of first refusal to purchase Lot 98 contained therein. The Seller shall indemnify and save harmless the Buyer Indemnified Parties from and against all losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with the breach or inaccuracy of this representation, warranty and covenant. On the Closing Date, the Seller shall grant to the Buyer a registrable lease and option to purchase incorporating the terms of this Section which shall be registered in priority to any financial charges affecting Lot 98. The Buyer acknowledges and agrees that the Sproat Lot 98 Interests shall be subject to the Permitted Encumbrances, which include, without limitation, the Timberwest Licence and Option to Purchase (Right of First Refusal) G-4707. The Seller shall, following execution and delivery of this Agreement, request Timberwest Forest Company to waive such Right of First Refusal with respect to this transaction (provided the Buyer agrees to honour the Timberwest Licence and Option to Purchase (Right of First Refusal) G-4707). If Timberwest Forest Company agrees to so waive its Right of First Refusal, the Seller agrees to convey fee simple title to Lot 98 to the Buyer on the Closing Date in lieu of granting the Sproat Lot 98 Interests and in such event the Timberwest Licence and Option to Purchase (Right of First Refusal) G-4707 shall continue to be Permitted Encumbrances.

9.21 LITIGATION MANAGEMENT AGREEMENT

On the Closing Date, the parties shall enter into a litigation management agreement substantially in the form set out as Schedule 9.21 (the "LITIGATION MANAGEMENT AGREEMENT").

9.22 NEW ENCUMBRANCES

During the Interim Period, the Seller shall provide written notice to the Buyer of all new Encumbrances registered against Real Property.

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9.23 BOOT LAGOON ACCESS

The Buyer and the Seller shall grant to the other the following on the Closing
Date:

      (a) the Buyer shall grant to the Seller a permanent, irrevocable easement for access and services over the Fee Simple Real Property designated as F-0338 and F-0022 in Schedule 1.1(uu) for the benefit of the Seller's Boot Lagoon Lands, which easement shall be in a form satisfactory to the Seller and the Buyer, each acting reasonably. The easement shall be a blanket easement, but shall contain a covenant whereby the access and utility works shall be limited to the location of Ash River Main to be shown by a sketch plan appended to the easement and to be 66 feet wide. The easement shall also contain a covenant of the Buyer and Seller to execute and deliver, at the request of the other and at the cost of the Buyer, a replacement easement with a Land Title Office survey plan limiting the easement area to the location of Ash River Main. The Buyer shall cause the easement and any replacement easement to be registered against that Fee Simple Real Property in priority to any financial Encumbrances securing monetary obligations. The Buyer shall, at its own cost, be responsible for repair and maintenance of the road in the easement area; and

      (b) the Seller shall grant to the Buyer a permanent, irrevocable easement for access and services over the Boot Lagoon Lands for the benefit of the Fee Simple Real Property designated as F-0021 in
            Schedule 1.1(uu). The easement shall otherwise contain the same provisions as set forth in subsection (a) above. The Seller shall also grant to the Buyer a statutory right of way for the same purposes over the Boot Lagoon Lands and containing the same provisions as set forth in subsection (a) above.

9.24 BEACH CAMP ACCESS

The Buyer shall grant to the Seller on the Closing Date a permanent, irrevocable easement for access and services over the Fee Simple Real Property designated as F-4059 and F-2329 in Schedule 1.1(uu) for the benefit of the Seller's Beach Camp Lands, which easement shall be in a form satisfactory to the Seller and the Buyer, each acting reasonably. The easement shall be a blanket easement, but shall contain a covenant whereby the access and utility works shall be limited to the location of the existing access road to be shown by a sketch plan appended to the easement and to be 66 feet wide. The easement shall also contain a covenant of the Buyer and the Seller to execute and deliver, at the request of the other and at the cost of the Buyer, a replacement easement with a Land Title Office survey plan limiting the easement area to the location of that road. The Buyer shall cause the easement and any replacement easement to be registered against that Fee Simple Real Property in priority to any financial Encumbrances securing monetary obligations. The Buyer and Seller shall share the repair and maintenance costs of the road based on annual usage. The Buyer shall dedicate the road at the request of the Seller if the Seller develops the Beach Camp Lands in the future, but any such dedication shall be at the cost of the Seller.

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9.25 DISTRIBUTION SERVICES

For a period of six months following the Closing Date, the Seller agrees to provide or to cause the Seller's distribution Affiliate (the "Seller Distributor") to provide to the Buyer such services (the "Distribution Services") as the Buyer may reasonably require to market and distribute the products produced by the Purchased Business and either forming a part of the Purchased Assets or produced by the Purchased Business. The Distribution Services shall be provided by the Seller and/or the Seller Distributor to the Buyer on the following general terms and conditions:

      (a) the Seller Distributor shall not be obligated to provide any Distribution Services other than those marketing and distribution services of the nature of those provided by the Seller Distributor to the Purchased Business during the one year period prior to the Closing Date (the "Benchmark Period");

      (b) the Seller Distributor shall provide the Distribution Services of a quantity and quality consistent with the quantity and quality provided by the Seller Distributor to the Purchased Business as well as other Third Parties during the Benchmark Period;

      (c) the Seller Distributor shall provide the Distribution Services to the Buyer at a price similar to prices charges by the Seller Distributor to Third Parties for similar products and services; and

      (d) the Distribution Services shall be provided on terms and conditions with respect to billing, method of payment, terms of payment, and other commercial terms and conditions as are substantially similar to such terms and conditions as are in place between the Seller Distributor and other Third Parties for similar products and services.

10.  ENVIRONMENTAL MATTERS

10.1 ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Buyer at the date of execution and delivery of this Agreement as follows, and acknowledges that the Buyer is relying on the accuracy of each of the following representations and warranties of the Seller in entering into this Agreement and completing the Purchase:

      (a) COMPLIANCE WITH ENVIRONMENTAL LAWS - to the Seller's knowledge and except as disclosed in Schedule 10.1 or in the documents listed in
            Schedule 10.1:

            (i) the Purchased Assets are now owned and the Purchased Business is currently conducted in compliance with all Environmental Laws in all material respects; and

            (ii) there are no outstanding notices or any on-going or current investigations by any Governmental Authority of any actual or alleged material default

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                  or non-compliance under Environmental Laws with respect to the
                  Purchased Business or any of the Purchased Assets;

      (b) ENVIRONMENTAL PERMITS - to the Seller's knowledge, and except as disclosed in Schedule 10.1 or in the documents listed in Schedule 10.1:

            (i) the Seller or the Acquired Entities hold all Environmental Permits required to own, use and operate the Purchased Assets and carry on the Purchased Business as currently conducted and all such Environmental Permits are described in Schedule 10.1;

            (ii) all of the Environmental Permits are valid, subsisting and in good standing and in full force and effect in accordance with their terms, are being complied with in all material respects, and the Seller is not in material default or breach of any of the Environmental Permits;

            (iii) no Formal Legal Proceeding has been served or commenced and there have been no Claims from any Governmental Authority to revoke, modify, replace or limit any of the Environmental Permits in any respect that would have a materially adverse effect on the portion of the Purchased Business to which that Environmental Permit relates;

            (iv) the Seller is not actively seeking to amend any of the Environmental Permits, in any respect the failure to obtain which would have a materially adverse effect on the portion of the Purchased Business to which that Environmental Permit relates; and

            (v) subject to any consents required under Environmental Laws being obtained, none of the Environmental Permits will become void or be in default as a result of this Agreement or the completion of the transactions contemplated in this Agreement;

      (c)   CONTAMINATION - to the Seller's knowledge and except as disclosed in
            Schedule 10.1 or in the documents listed in Schedule 10.1:

            (i) none of the Fee Simple Real Property is at the Time of Closing a Contaminated Site and no Remediation of any of the Fee Simple Real Property is being conducted by any Person; and

            (ii) none of the Leased Real Property or the property subject to the Real Property Interests is a Contaminated Site as a result of the operations or activities of the Purchased Business before the Time of Closing and no Remediation of any of the Leased Real Property or the property subject to the Real Property Interests is being conducted by any Person where such Remediation is related to the operations or activities of the Purchased Business before the Time of Closing;

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      (d)   REPORTS AND RECORDS UNDER ENVIRONMENTAL LAWS - to the Seller's
            knowledge and except as disclosed in Schedule 10.1 or in the documents listed in Schedule 10.1, the Seller has truthfully and completely completed and filed in all material respects all data, reports and notices required under Environmental Laws in connection with the Purchased Assets within the time required under Environmental Laws; and

      (e) ENVIRONMENTAL DISCLOSURE - to the knowledge of the Seller and except as disclosed in Schedule 10.1 or the documents listed in Schedule 10.1:

            (i) there are no material Claims by or against the Seller with respect to the Environmental Condition of the Purchased Assets; and

            (ii) there is no Environmental Condition that could reasonably be expected to have a Materially Adverse effect on the Purchased Assets or the Purchased Business.

The Buyer acknowledges that the sole representations and warranties made by the Seller with respect to the Environmental Condition of the Purchased Assets and the Purchased Business are set out in this Section 10 and all other representations and warranties in Article 6 or elsewhere in this Agreement or in any documents delivered pursuant to this Agreement are deemed to, and will be construed to, exclude such matters.

10.2 COVENANT AND LIMITATIONS ON LIABILITY

The Seller covenants (the "ENVIRONMENTAL COVENANTS") that if at any time before the date that is:

      (a) 18 months after the Closing Date the Buyer provides to the Seller written notice of any breach by the Seller of, or any inaccuracy in, any of the representations and warranties made by the Seller in
            Section 10.1, other than subsection (c), then, subject to the limitations in Article 14 and this Article 10, the Buyer will be indemnified by the Seller from and against all Liability or Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with that breach or inaccuracy;

      (b) 18 months after the Closing Date the Buyer provides to the Seller written notice of a breach by the Seller of, or any inaccuracy in, the representation made by the Seller in subsection (c) then, subject to the limitations in Article 14 and this Article 10, the Seller shall carry out Remediation at that Contaminated Site to the extent required to achieve material compliance with the Remediation Standards as applicable to the use of that site at the Closing Date; or

      (c) 18 months after the Closing Date the Buyer provides to the Seller written notice of:

            (i) a breach by the Seller of, or any inaccuracy in, the representation made by the Seller in subsection 10.1(c); and

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            (ii)  that the Buyer is subject to Formal Legal Proceedings commenced by an arm's length Third Party (excluding any Third Party to which the Buyer has transferred the Contaminated Site after the Time of Closing) with respect to Contaminants that were at the site at the Time of Closing, then, subject to the limitations in Article 14 and this Article 10, the Seller shall indemnify the Buyer from and against all Losses suffered or incurred by the Buyer in connection with the Formal Legal Proceeding, provided that the Seller shall be entitled to assume control of the negotiation, settlement or defence of the Formal Legal Proceeding in accordance with Article 14;

      (d)   Notwithstanding subsection 10.2 (b) and (c):

            (i) the Seller shall only be required to carry out Remediation with respect to those Contaminants that were present on the Contaminated Site at the Time of Closing and the Buyer will be solely responsible for the costs of remediating all other Contaminants; and

            (ii) the Buyer will be solely responsible for all costs of remediating any Contaminants and all Losses or Liabilities for any Contaminants to the extent such remediation, Losses or Liabilities relate to standards that are more stringent than the Remediation Standards;

      (e) For greater certainty, but without limiting the Seller's obligations under subsection 10.2(c), if Remediation is required pursuant to this Section 10.2 then such Remediation is the Buyer's sole remedy for breach of the representation in subsection 10.1(c) and all other representations in Section 10.1 are deemed to exclude all matters that are subject to the representation in Section 10.1(c);

      (f) Section 10.2 shall not require the Seller to pay or satisfy any Liability or Loss or to provide any indemnity for or to carry out any Remediation with respect to:

            (i) any consequential, indirect, punitive or special losses or damages, including loss of profit or loss of opportunity;

            (ii) any business interruption that may be suffered by the Buyer, except to the extent the Seller breaches its obligation pursuant to Section 10.7 to conduct the Remediation work in a manner that does not unreasonably interfere with the conduct of the Purchased Business;

            (iii) any Environmental Condition or Remediation of any Contaminated
                  Site to the extent that any act or omission of the Buyer or any other Person after the Time of Closing aggravated or worsened, or materially contributed to, or otherwise increased the cost of remedying the Environmental Condition or Remediating the Contaminated Site, provided that closure or decommissioning of a mill, plant, camp or other facilities or improvements that are included in the Purchased Assets will not, by itself, be considered to be an aggravation, worsening or contribution to or increase in cost of

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                  remedying an Environmental Condition or Remediating a
                  Contaminated Site;

            (iv) any Environmental Condition or Remediation of any Contaminated Site where the requirement to remedy the Environmental Condition or to Remediate the Contaminated Site arises as a result of any change in use of the Purchased Assets after the Time of Closing.

10.3 PROCESS

The provisions of Article 14 apply to any Claim to enforce this Article 10, mutatis mutandis.

10.4 NOTICE

The Buyer shall promptly notify the Seller of any pending or threatened Formal Legal Proceedings that might give rise to a Claim by the Buyer against the Seller pursuant to the Environmental Covenants and the Seller may elect, at its expense, to participate in or assume control of the negotiation, settlement or defence of the pending or threatened Formal Legal Proceedings or to carry out Remediation pursuant to the Environmental Covenants at the site subject to the pending or threatened Formal Legal Proceedings and the provisions of this
Article 10, including without limitation, Section 10.7 shall apply to such Remediation.

10.5 SOLE RECOURSE AND RELEASE

The Buyer agrees that its sole recourse against the Seller with respect to any Environmental Condition shall be recourse under the Environmental Covenants and the Buyer and its Affiliates and the shareholders, directors, officers, agents, employees, representatives, successors and assigns of the Buyer and its Affiliates (the "BUYER PARTIES") hereby release the Seller and its Affiliates and the shareholders, directors, officers, agents, employees, representatives, successors and assigns of the Seller and its Affiliates (the "SELLER PARTIES") from any Claims, Legal Proceedings, Liabilities and Losses (whether or not, such Liabilities or Losses arise out of a Claim or Legal Proceeding), which the Buyer Parties have, may have or will have arising from or in any way related directly or indirectly to any Environmental Liability or any Environmental Condition related to or involving the Purchased Assets or the Purchased Business except for a claim to enforce the Environmental Covenants. The Buyer Parties shall not directly or indirectly commence, assert or pursue, or threaten to commence, assert or pursue, any type of Claim or Legal Proceeding (including an order issued by a Governmental Authority) against any of the Seller Parties relating to any Environmental Condition involving the Purchased Assets or the Purchased Business other than a claim to enforce the Environmental Covenants, including:

      (a) knowingly facilitating, assisting, promoting or encouraging any other Person or Governmental Authority to commence, assert or pursue or threaten to commence, assert or pursue a Claim or Legal Proceeding provided that compliance by the Buyer with any obligations under Applicable Laws to report, provided that any such report is limited to those facts that are required to be reported under Applicable Laws, an Environmental Condition, will not be considered to be a breach of this subsection; or

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      (b)   directly or indirectly (including encouraging any Person or
            Governmental Authority to) taking any material step or knowingly doing anything that is intended to directly or indirectly circumvent the objective or intent of the foregoing release.

If the Buyer breaches any of its covenants pursuant to this Section 10.5, the Seller shall not be required to provide any indemnity to the Buyer in respect of the matter with respect to which the Buyer has breached its covenant or covenants (including, without limitation) any Claim or Legal Proceeding that may arise with respect to that matter and the Buyer shall bear the cost of any Claim or Legal Proceeding arising as a result of such breach regardless of any limitations in subsection 14.13(b) of this Agreement.

10.6 SUBROGATION

To the extent that a Third Party caused or is liable with respect to an Environmental Condition for which the Buyer is successful in obtaining recourse against the Seller under this Agreement, the Seller shall be subrogated to all rights of the Buyer with respect to those causes of action and Claims against the Third Party, and the Buyer shall provide all reasonable assistance and cooperation the Seller may request from time to time in respect of such causes of action and Claims including providing all relevant On-Site Books and Records and witnesses the Seller may require to pursue such causes of action and Claims.

10.7 CONTROL OF REMEDIATION

      (a) Subject to subsection (b), the Seller shall direct and control any Remediation of Contaminated Sites the Seller is required to carry out pursuant to the Environmental Covenants including, by way of example and not of limitation, the selection and appointment of consultants and contractors required to carry out the Remediation, the establishment of the scope, strategy, schedule and budget for Remediation, the selection of materials, methods and protocols to accomplish the Remediation and the selection of the applicable Remediation standards, provided that the Remediation does not unreasonably interfere with the operation of the Purchased Assets and the carrying on of the Purchased Business as a going concern and provided the Remediation meets the Remediation Standards required under this Agreement. The Buyer shall permit the Seller and its employees, contractors and agents reasonable access to the Purchased Assets upon prior notice to inspect, test, obtain samples of substances or environmental media and to carry out Remediation.

      (b) In controlling Remediation under subsection (a), the Seller will retain only qualified environmental consultants and contractors to perform Remediation studies and work, will comply with all Applicable Laws, and will conduct the Remediation in a manner that does not unreasonably interfere with the conduct of the Buyer's operations and business. The Seller will indemnify the Buyer against any Third Party Claims for personal injury or damage to property arising from any negligence by the Seller or its consultants or contractors in the conduct of the Remediation work and, on completion of the Remediation, will restore the

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            Buyer's property to substantially the condition it was before the commencement of the Remediation. The Buyer may at its sole expense (and with or without its own consultants) monitor the Remediation, including any field work undertaken by the Seller or its consultants and is entitled to copies of all reports, studies, investigations, analysis, correspondence and field notes prepared in connection with the Remediation. The Seller will provide the Buyer with progress reports on the Remediation so that the Buyer is kept informed on the status of the Remediation. If the Seller does not commence and diligently perform the Remediation in accordance with Section 10.2(b), the Buyer may, after providing written notice of such default and allowing the Seller a reasonable time in the circumstances to correct such default, undertake the Remediation at Seller's cost, in which event the Seller will pay the amount of the Buyer's reasonable costs of Remediation.

10.8 DISPUTE RESOLUTION FOR ENVIRONMENTAL WORK

If there is a dispute over whether a particular Environmental Condition existed before the Closing Date or the scope or adequacy of any Remediation required under the Environmental Covenants, the parties agree to attempt to resolve the matters in dispute within sixty days from the date either party gives notice of the dispute to the other. If the parties cannot resolve the dispute within that sixty (60) day period, each party shall identify an Environmental Expert to provide a non-binding, advisory opinion. If the parties are unable to agree on a mutually acceptable Environmental Expert, either party may apply to the Association of Professional Engineers to have an Environmental Expert appointed, which may involve appointment of an Environmental Expert from among the two individuals initially proposed by the parties or from a more extensive list of candidates provided by the parties. The Environmental Expert shall be given access to existing materials and information reasonably requested by him or her and shall be provided with all other materials or submissions as either party considers to be material, acting reasonably. The Environmental Expert will act as an expert and not as an arbitrator and shall render a non-binding, advisory opinion in a written report to the parties setting forth her or his opinion as to the resolution of the matters in dispute. The parties waive any objection to the offering into evidence of the Environmental Expert's report and opinion or related testimony in the event of any administrative or judicial proceeding or arbitration between them. The fees and expenses of the Environmental Expert shall be borne by the parties in equal shares. If after receipt of the Environmental Expert's report, the parties are unable to resolve the matter in dispute, either party may have recourse to the courts of British Columbia.

10.9 WAIVER OF SITE PROFILE

The Buyer waives the requirement, if any, under the Environmental Management Act (British Columbia) or any replacement legislation, for the Seller to provide a site profile for any of the Real Property.

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11.  EMPLOYEES

11.1 SALARIED EMPLOYEES

      (a) The Buyer shall contemporaneously with the Time of Closing, offer employment to all active Salaried Employees (other than Employees employed by the Acquired Entities) listed on Schedule 1.1(ii) as updated to the Time of Closing in accordance with the terms of this agreement, and restate that offer on request of the Seller, provided that the request is made on a timely basis following Closing.

      (b) The Buyer shall also offer employment to all Salaried Employees (other than Employees employed by the Acquired Entities) on authorized leave of absence or temporary leave of absence, including absence for workers compensation leave, short term or long term disability, parental and maternity leave, upon any such Employee becoming eligible for reinstatement for active employment.

      (c) All offers contemplated in (a) and (b) above shall (i) be at a base salary no less than the Employee's base salary at the Time of Closing (ii) provide for a pension benefit entitlement which commences accruing from and after the Time of Closing and which entitlement is initially on substantially the same terms as are applicable to such Employees as of the Time of Closing (iii) provide for non-pension benefits as shall be competitive in the forest industry and (iv) shall recognize the service of the Employees for the purposes of vacation, service awards and safety awards and all severance and termination obligations, as if they had been employed by the Buyer since their individual dates of hire by the Seller or predecessor of the Seller.

      (d) If applicable, for the purpose of determining the eligibility of a Transferred Employee for membership or benefits under a non-pension benefit plan established by the Buyer for Transferred Employees that are Salaried Employees:

            (i) their period of employment shall include employment as recognized with both the Seller and the Buyer and shall be deemed not to have been interrupted by the transactions contemplated hereby; and

            (ii) their period of membership shall include membership in both the relevant benefit plan of the Seller and the relevant benefit plan of the Buyer and shall be deemed not to have been interrupted by the transactions contemplated hereby.

      (e) All Transferred Employees that are Salaried Employees shall be entitled to benefits under any relevant non-pension benefit plans established by the Buyer with respect to any condition existing at or event occurring before the Time of Closing, to the extent such condition was eligible for benefits under a Benefit Plan of the Seller and to the extent that the condition would otherwise be covered under the non-pension benefit plans established by the Buyer if such condition had occurred after the Time of Closing and provided the Seller disclosed in writing to the Buyer the existence of such condition and the occurrence of the event before

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            the Closing Date or promptly following the time of the Seller first having knowledge of the existence of such condition and the occurrence of the event. The Transferred Employees shall begin to accrue benefits under the non-pension benefit plans established by the Buyer as of the Time of Closing with respect to their employment by the Buyer. For greater certainty, nothing contained in this
            Section 11.1(e) shall in any way limit the Buyer's discretion in determining the benefits which are or are not provided by the Buyer's non-pension benefit plans.

11.2 UNION EMPLOYEES

      (a) The Buyer acknowledges and agrees that it will be a successor employer and will assume all obligations to Union Employees in respect of (including obligations thereunder to employ Union Employees that are not currently actively employed in the Purchased Business as and when required under the Collective Agreements) and be bound by the terms of the Collective Agreements as required by Applicable Law until their termination, expiration or replacement and will make such offers of employment to all Union Employees as are required in connection therewith.

      (b) The Seller shall deliver all notices required under the Collective Agreements or under Applicable Law in a manner sufficient to provide appropriate notice of Closing as required by the Collective Agreements.

      (c) The Buyer acknowledges and agrees that all grievances, references and arbitrations under the Collective Agreements, that are made, filed, commenced or instituted before or after the Closing Date, including those based substantially on events or circumstances that occurred, existed or were initiated before the Closing Date, will be the sole responsibility of the Buyer. For greater certainty, the Buyer acknowledges that it will be solely responsible for any Liabilities that may arise as a result of any labour relations board decisions involving or affecting persons formerly employed in the Purchased Business under a Collective Agreement relating to the transactions set out in the Disclosure Letter.

11.3 REMITTANCES

The Seller shall remit promptly to the Buyer any reimbursements received by the Seller from all relevant workers compensation boards or other Governmental Authorities after the Time of Closing with respect to any and all claims filed by the Employees with respect to periods after the Time of Closing. The Buyer shall remit promptly to the Seller any reimbursements received by the Buyer from all relevant workers compensation boards or other Governmental Authorities after the Time of Closing with respect to any and all claims filed by the Employees with respect to periods before the Time of Closing.

11.4 BENEFIT PLANS

      (a) Effective as of the Time of Closing: the Buyer shall become the administrator of the Pension Plan for Employees of Mid-Island Reman Inc. and the Seller shall

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            assign to the Buyer Standard Life Assurance Company Policy No.
            RS100400-0131; and

      (b) The Seller acknowledges that it is solely responsible for all obligations to Employees and former employees of the Purchased Business under its Benefit Plans (including, without limitation, any Benefit Plan contemplated in the letter dated October 22, 2003 from Weyerhaeuser confirming the continuation of certain post retirement benefits previously provided by MacMillan Bloedel to retired employees), including, without limitation, any benefits to which an Employee would have been entitled upon voluntary termination of employment (by way of retirement or otherwise) at the Time of Closing and that any Liabilities of the Seller for failure to provide or otherwise be responsible for such benefits and any changes made by the Seller to its Benefit Plans constitute Liabilities that are not Assumed Liabilities for the purposes of
            Section 5.2 and the Buyer's obligations under this agreement, including without limitation the obligations of the Buyer to indemnify the Seller pursuant to Section 14.2(b) shall be deemed not to include any amount related to the matters for which the Seller has responsibility for under this Section 11.4(b).

12.  CONDITIONS OF CLOSING

12.1 CONDITIONS OF CLOSING IN FAVOUR OF THE BUYER

The Purchase is subject to the following terms and conditions for the exclusive benefit of the Buyer, to be performed or fulfilled at or before the Time of
Closing:

      (a) the representations and warranties of the Seller contained in this Agreement, as may be modified pursuant to Section 1.15, shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer, acting reasonably;

      (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer, acting reasonably;

      (c) all of the Closing Consents shall have been obtained in each case in form and substance satisfactory to the Buyer, acting reasonably;

      (d) the Seller and the Buyer shall have entered into the Transitional Services Agreement;

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      (e)   no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which enjoins or prohibits the Purchase;

      (f) there shall have been no Materially Adverse change in the condition (financial or otherwise), assets, Liabilities, operations, earnings, business or prospects of the Purchased Business or the Purchased Assets since the date of the most recent of the Financial Statements; provided however, that, without limiting the generality of the foregoing, any change that results directly or indirectly in the diminution of value of the Purchased Business or the Purchased Assets by more than 20% of the Purchase Price shall be deemed to be Materially Adverse;

      (g) all actions, proceedings, instruments and documents required from the Seller to implement this Agreement, or that are instrumental thereto, shall have been taken, executed or delivered, as the case may be, by the Seller;

      (h) the Seller shall have delivered to the Buyer a favourable opinion of counsel to the Seller in form and substance reasonably satisfactory to the Buyer and its counsel;

      (i) the Minister of Forests of British Columbia has provided a written notice to proceed under Section 54.1 of the Forest Act (British Columbia) with respect to the transfer of the Timber Tenures from the Seller to the Buyer on terms mutually acceptable to the Buyer and Seller, each acting reasonably, and the Closing shall occur by the date specified in that notice as the latest date by which the Purchase must be completed;

      (j) the Minister of Forests of British Columbia has approved the assignment and assumption agreement in the form to be signed at Closing pursuant to which the Seller will transfer to the Buyer, and the Buyer shall assume and agree to perform, all of the Forestry Liabilities;

      (k) the Competition Act Approval shall have been obtained and HSR Compliance shall have occurred, in each case, without conditions that would have a Materially Adverse effect on the Buyer, the business of the Buyer or the value of the Purchased Assets or the Purchased Business, provided that any consent order or other agreement reached with a Governmental Authority in order to obtain such Approvals shall not be considered in the determination of whether there has been a Materially Adverse effect on the Buyer, the business of the Buyer or the value of the Purchased Assets or Purchased Business; and

      (l) the Seller shall have purchased on or before the Time of Closing, from the entity known as EDS, the computer hardware, routers, switches and other equipment that is currently leased by the Seller from that entity and that is required in the operation of the Purchased Business, or otherwise made the use of that computer hardware, routers, switches and other equipment available to the Buyer at a nominal fee in perpetuity from and after the Time of Closing.

If any of the conditions contained in this Section 12.1 shall not be performed or fulfilled at or before the Time of Closing or such earlier time as noted in this Section 12.1 to the satisfaction of

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the Buyer, acting reasonably, the Buyer may, by notice to the Seller, terminate this Agreement and the obligations of the Seller and the Buyer under this Agreement, other than the obligations contained in Sections 16.3 and 16.4, shall terminate forthwith.

12.2 CONDITIONS OF CLOSING IN FAVOUR OF THE SELLER

The Purchase is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or before the Time of
Closing:

      (a) the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a duly authorized officer of the Buyer, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

      (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a duly authorized officer of the Buyer dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

      (c) no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which enjoins or prohibits the Purchase;

      (d) all actions, proceedings, instruments and documents required from the Buyer to implement this Agreement, or that are instrumental thereto, shall have been taken, executed or delivered, as the case may be, by the Buyer;

      (e) the Buyer shall have delivered to the Seller a favourable opinion of counsel to the Buyer in form and substance reasonably satisfactory to the Seller and its counsel;

      (f) the Minister of Forests of British Columbia shall have provided a written notice to proceed under section 54.1 of the Forest Act (British Columbia) with respect to the transfer of the Timber Tenures from the Seller to the Buyer on terms acceptable to the Buyer and the Seller, each acting reasonably, and the Closing shall occur by the date specified in that notice as the latest date by which the Purchase must be completed;

      (g) the Minister of Forests of British Columbia shall have approved the assignment and assumption agreement in the form to be signed at Closing pursuant to which the Seller will transfer to the Buyer, and the Buyer shall assume and agree to perform, all of the Forestry Liabilities; and

      (h) all of the Closing Consents shall have been obtained in each case in form and substance satisfactory to the Seller, acting reasonably.

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If any of the conditions contained in this Section 12.2 shall not be performed or fulfilled at or before the Time of Closing to the satisfaction of the Seller acting reasonably, the Seller may, by notice to the Buyer, terminate this Agreement and the obligations of the Seller and the Buyer under this Agreement, other than the obligations contained in Sections 16.3 and 16.4, shall terminate forthwith.

13.  CLOSING DATE AND TRANSFER OF POSSESSION

13.1 TRANSFER

Subject to compliance with the terms and conditions hereof, the transfer of ownership and possession of the Purchased Assets shall be deemed to occur and take effect as at the Time of Closing.

13.2 PLACE OF CLOSING

The closing shall take place on the Closing Date at the offices of Borden Ladner Gervais LLP in Vancouver.

13.3 DELIVERY OF CLOSING DOCUMENTS

      (a) On or before the Closing Date, the Seller shall deliver or arrange for the delivery to the Buyer:

            (i) all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Buyer with good title thereto, free and clear of all Encumbrances, except for Permitted Encumbrances in registrable form, as applicable;

            (ii)  payment of the amount of the Forestry Liabilities pursuant to
                  Section 3.3;

            (iii) a certificate of a senior officer of the Seller (in his or her representative and not personal capacity), dated the Closing Date with respect to Subsection 12.1(a) and 12.1(b);

            (iv) a copy certified by a senior officer of the Seller (in his or her representative and not personal capacity) as of the Closing Date of the resolution of the directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement and any material documents to be provided by it pursuant to the provisions of this Agreement;

            (v) the GST election pursuant to Section 4.1(c) duly signed by the Seller;

            (vi) the Transitional Services Agreement and Litigation Management Agreement duly signed by the Seller;

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            (vii) an opinion of the Seller's counsel in form and substance satisfactory to the Buyer and the Buyer's counsel, acting reasonably;

            (viii) the Closing Consents to be delivered by the Seller;

            (ix)  the lease and sublease documents for Trus Joist, Tokyo and 925
                  W. Georgia; and

            (x) such other documents relevant to the closing of the transactions contemplated hereby as the Buyer, acting reasonably, may request.

      (b) On or before the Closing Date, the Buyer shall deliver or arrange for the delivery to the Seller:

            (i) confirmation of payment of the amount of $1,221,500,000 (as adjusted by Section 3.12(b)) and the Net Working Capital Estimate pursuant to Subsection 3.2(a);

            (ii) all documents necessary or reasonably required with respect to the assumption by the Buyer from and after the Time of Closing of the Assumed Liabilities, including without limitation, an assumption agreement with respect to the Assumed Liabilities each in form and substance acceptable to the Seller and Buyer acting reasonably;

            (iii) copies certified by a senior officer of the Buyer (in his or her representative and not personal capacity) as of the Closing Date of the resolution of the directors of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and any documents to be provided by it pursuant to the provisions of this Agreement;

            (iv) a certificate of a senior officer of the Buyer (in his or her representative and not personal capacity) dated the Closing Date pursuant to Subsection 12.2(a) and 12.2(b);

            (v) the GST election pursuant to Section 4.1(c) duly signed by the Buyer;

            (vi) the Transitional Services Agreement and Litigation Management Agreement duly signed by the Buyer;

            (vii) an opinion of the Buyer's counsel in form and substance satisfactory to the Seller and the Seller's counsel, acting reasonably;

            (viii) the lease and sublease documents for Trus Joist, Tokyo and
                  925 West Georgia;

            (ix)  the Closing Consents to be delivered by the Buyer; and

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            (x)   such other documents relevant to the closing of the
                  transactions contemplated hereby as the Seller, acting reasonably, may request.

13.4 FURTHER ASSURANCES

Each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

13.5 REGISTRATION OF TRANSFER OF REAL PROPERTY

All closing documents shall be executed and placed into escrow at the offices of the Seller's Solicitors at 9:00 a.m. on the third Business Day prior to the Closing Date. The Buyer shall provide the monies referred to in subsection 3.2(a) to its solicitors in trust by the same deadline. The closing documents and those shall then be held in escrow until released as provided in this Section. Upon all closing documents being escrowed and receipt by the Seller's solicitors of written confirmation from the Buyer's solicitors that they hold the monies referred to in Subsection 3.2(a) in trust, the transfers and assignments in respect of the Real Property which are to be registered in the Land Title Office shall be released to the Buyer's solicitors and the Buyer shall cause the Buyer's solicitors to submit the transfers and assignments for registration in the applicable Land Title Office. Upon making application for registration of such transfers and assignments and upon the Buyer's solicitors, acting reasonably, being satisfied on conducting a post-filing for registration check of the title to such Real Property that such post-filing for registration checks disclose only the following:

      (a)   the existing title numbers to such Real Property;

      (b)   the Permitted Encumbrances;

      (c)   pending numbers assigned to the transfers and assignments; and

      (d) pending numbers assigned to any Encumbrances granted by or filed against the Buyer,

the Buyer's solicitors shall provide written notification of same to the Seller's solicitors and the Buyer shall cause its solicitors to deliver to the Seller at the Closing the monies referred to in Subsection 3.2(a), the Seller shall cause its solicitors to deliver to Buyer the monies referenced to in
Section 3.3 and the closing documents held in escrow pursuant to this Section shall be delivered at the Closing to the appropriate party, subject to the satisfaction or waiver of any other applicable conditions in this Agreement. If such post-filing for registration checks are not received by the Time of Closing, or if the other transactions contemplated by this Agreement to occur at the Closing have not occurred, and the monies referred to in Subsections 3.2(a) and 3.3 have not been paid or tendered to and accepted by the receiving party in the manner contemplated herein, then the Buyer shall, upon the written request of the Seller or its solicitors,

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forthwith cause its solicitors to make application to the Land Title Office for withdrawal of the transfers and assignments and execute and deliver to the Seller all instruments required to reconvey such Real Property to the Seller, all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by such solicitors of the transfers and assignments and delivery of same to the Seller, the solicitors for the Buyer shall release the monies referred to in Subsection 3.2(a) to the Buyer, together with any and all interest earned thereon, the solicitors for the Seller shall release the monies referred to in Section 3.3 to the Seller, together with any and all interest earned thereon and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement. Any interest earned on the monies referred to in subsection 3.2(a) during the escrow period shall be for the Buyer's account.

13.6 POST-CLOSING NOTIFICATION

Upon completion of the Closing, the Buyer and the Seller will confirm the completion in writing to the Minister of Forests of British Columbia within twenty-one (21) days after the completion as required by section 54.2 of the Forest Act (British Columbia).

14.  INDEMNIFICATION

14.1 INDEMNIFICATION BY THE SELLER

Subject to Article 10 and the other provisions of this Article 14, the Seller agrees to indemnify and save harmless the Buyer Indemnified Parties from and against all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with:

      (a) REPRESENTATIONS AND WARRANTIES - any breach by the Seller of, or any inaccuracy in, any representation or warranty of the Seller contained in this Agreement or in transfer document, certificate, document or instrument delivered by the Seller to the Buyer pursuant to this Agreement, but excluding the representations in Section 10.1;

      (b) LIABILITIES AND TAXES - all Liabilities of the Seller, contingent or otherwise, existing on the Closing Date other than the Assumed Liabilities and Taxes that are the responsibility of the Buyer under
            Section 4.2;

      (c) COVENANTS - any breach or non-performance by the Seller of any covenant to be performed by the Seller that is contained in this Agreement or in any transfer document, certificate, document or instrument delivered by the Seller to the Buyer pursuant to this Agreement;

      (d) SECTION 54.6 LIABILITIES - any joint and several liabilities imposed on the Buyer by subsection 54.6(2) of the Forest Act (British Columbia) for any Liabilities of the Seller that are not Assumed Liabilities to the extent the Buyer is not otherwise indemnified by the Seller for any such liability; and

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      (e)   TIMBER REALLOCATION AGREEMENT - any Claim made by the Province of
            British Columbia under the Timber Reallocation Agreement in respect of a road, facility or soft costs for which the Seller is responsible under Section 2.5.

No claims for indemnification arising out of a breach or inaccuracy of any representation or warranty of the Seller under subsection 14.1(a) may be made by the Buyer Indemnified Parties pursuant to this section 14.1 unless notice of the claim in accordance with section 14.3 is given by the Buyer Indemnified Parties to the Seller:

      (f) REPRESENTATIONS AND WARRANTIES - in the case of a claim with respect to a representation and warranty, except as expressly provided below, within a period of 18 months from the Closing Date;

      (g) TITLE MATTERS - In the case a claim with respect to the representations and warranties contained in any of Sections 6.2(a), 6.3, 6.4, 6.7 or 6.9, as to which a claim may be made at any time;

      (h) TAXES - in the case of a claim with respect to the representation and warranty contained in section 6.21 within a period commencing on the Closing Date and ending on a date which is 60 days after the date on which the last applicable limitation period under any Applicable Law relating to Tax matters expires with respect to any taxation year that is relevant in determining any liability with respect to those Tax matters;

and upon the expiry of the relevant limitation period, the Seller shall have no further liability to the Buyer Indemnified Parties with respect to the representations and warranties referred to in those clauses except with respect to claims that have been made within the times and in accordance with the provisions set forth above. The Buyer agrees that its sole recourse against the Seller in the event of any breach by the Seller of, or any inaccuracy in, any representation or warranty of the Seller contained in this Agreement shall be recourse to a claim for indemnification under this Article 14 and Article 10, if applicable.

14.2 INDEMNIFICATION BY THE BUYER

      (a) Subject to the other provisions of this Article 14, the Buyer agrees to indemnify and save harmless the Seller Indemnified Parties from and against all Losses suffered or incurred by the Seller Indemnified Parties as a result of or arising directly or indirectly out of or in connection with:

            (i) REPRESENTATIONS AND WARRANTIES - any breach by the Buyer of, or any inaccuracy in, any representation or warranty contained in this Agreement;

            (ii) COVENANTS - any breach or non-performance by the Buyer of any covenant to be performed by the Buyer that is contained in this Agreement;

            (iii) SECTION 54.6 LIABILITIES - any joint and several liability imposed on the Seller by subsection 54.6(2) of the Forest Act (British Columbia) for any

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

                  Liabilities that are Assumed Liabilities to the extent the Seller is not otherwise indemnified by the Buyer for any such liability; and

            (iv) POST-CLOSING - the operations of the Purchased Business and ownership of the Purchased Assets after the Time of Closing including, without limitation, any failure by the Buyer to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities or any of the other obligations and Liabilities of the Seller to be assumed by the Buyer in accordance with the provisions of this Agreement.

            No claim for indemnification arising out of a breach or inaccuracy of a representation or warranty of the Buyer under subsection 14.2(a) may be made by the Seller Indemnified Parties pursuant to this section 14.2 unless notice of the claim in accordance with section 14.3 is given by the Buyer Indemnified Parties to the Seller Indemnified Parties within a period of 18 months from the Closing Date and, upon the expiry of that limitation period, the Buyer shall have no further liability to the Seller Indemnified Parties with respect to any of those representations or warranties, except with respect to Claims that have been made within the times and in accordance with the provisions set forth above. The Seller agrees that its sole recourse against the Buyer in the event of any breach by the Buyer of, or any inaccuracy in, any representation or warranty of the Buyer contained in this Agreement shall be recourse to a claim for indemnification under this Article 14; and

      (b) The Buyer will indemnify and save harmless the Seller from any and all statutory and common law severance, wrongful dismissal obligations, constructive dismissal obligations, and layoff or severance obligations under the Collective Agreements relating to Employees to whom the Buyer is required to offer employment pursuant to Article 11 of this Agreement arising at or subsequent to the Time of Closing.

14.3  NOTICE OF CLAIM

If an Indemnified Party shall become aware of any Claim with respect to which the Indemnifying Party agreed to indemnify an Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Third Party Claim or whether it is a Direct Claim, and shall also specify with reasonable particularity (to the extent that the information is available):

      (a)   the factual basis for the Claim; and

      (b)   the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the

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

Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

14.4 DIRECT CLAIMS

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such thirty day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

14.5 THIRD PARTY CLAIMS

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to monitor, but not participate in the negotiation, settlement or defence of, such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related Legal Proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim with respect to which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

14.6 SETTLEMENT OF THIRD PARTY CLAIMS

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.

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

Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

14.7 CO-OPERATION

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

14.8 THRESHOLDS

Notwithstanding any other provision of this Agreement (other than section 14.13), neither party shall assert against the other party any Claim (including, without limitation under Article 10) unless the aggregate amount of the Claim or Claims asserted is at least 1.0% of the Purchase Price, without counting any Claim under 0.05% of the Purchase Price. Once the amount of such Claims reaches at least 1.0% of the Purchase Price in the aggregate, the obligation to indemnify shall apply (in which case the Indemnifying Party will be obliged to indemnify for only that portion of such Claims over 1.0% of the Purchase Price in aggregate) with respect to all Claims having a value of at least 0.05% of the Purchase Price. The thresholds set forth in this Section 14.8 shall not apply to indemnification for breaches of warranties under Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.7, 6.9, 6.21, 7.1, 7.2, 7.3 or to any breach by the Indemnifying Party of any covenant or obligation in this Agreement and the Indemnifying Party, subject to Section 14.10, shall be liable for all damages with respect to any such breaches. For the purposes of determining whether the thresholds in this Section
14.8 have been met: (i) the amount of the Claim is the amount of the Loss or Liability suffered or incurred by the party making the Claim, and (ii) the Purchase Price shall not include the Assumed Liabilities.

14.9 REDUCTION

The liability of the Indemnifying Party pursuant to this Article 14 shall be reduced to the extent:

      (a) COLLECTIBLE INSURANCE - that the Indemnified Party is entitled to be indemnified for any Loss by valid and collectible insurance; and

      (b) TAXATION - of any related reasonably determinable Tax benefits available to the Indemnified Party as a result of the matters giving rise to the Indemnified Party's Claim so that the Indemnified Party is in the same position the Indemnified Party would have been, and not in a better position or a worse position than the Indemnified Party would have been, on an after Tax basis in the absence of the events or circumstances that gave rise to the Claim;

and the Indemnified Party shall have a duty to take all reasonable steps to mitigate its Losses.

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14.10 LIMITATIONS

The liability of an Indemnifying Party with respect to any Claims under this Agreement shall, in the aggregate, be limited as follows:

      (a) an Indemnifying Party shall have no responsibility for any Losses with respect to indirect, consequential, punitive or special damages or damages for loss of profit, loss of opportunity or business interruption;

      (b) an Indemnifying Party shall have no responsibility for any Losses to the extent that any act or omission of the Indemnified Party or any other Person after the Time of Closing aggravated or worsened, or materially contributed to, or otherwise increased the Losses; and

      (c) an Indemnified Party shall not be entitled to make a Claim if the Indemnified Party has been advised in writing or otherwise has actual knowledge before the Time of Closing of the inaccuracy of a representation or warranty or breach or non-performance of a covenant of the Indemnifying Party that is the basis of that Claim and the Indemnified Party completes the transactions contemplated in this Agreement notwithstanding that inaccuracy, breach or non-performance.

14.11 CAP

In no event shall either party be liable to the other for Claims including, without limitation, pursuant to Article 10, to the extent that the aggregate value of such Claims exceeds $150,000,000.

14.12 AS IS, WHERE IS

Notwithstanding any other provision of this Agreement and for greater certainty, the Seller's sole obligations in respect of Aboriginal Claims are contained in
Section 6.10 and no actions with respect to Claims or Losses suffered or incurred by the Buyer in respect of Aboriginal Claims (including without limitation any Claims with respect to title to any Purchased Asset) may be brought against the Seller unless there is a breach of the representation and warranty contained in Section 6.10.

14.13 ASSUMED LIABILITIES

      (a) Notwithstanding any other provision of this Article 14, but subject to subsection 14.13(b) there are no limits or thresholds: (i) to the obligations of the Buyer in respect of the matters described in subsections 14.2(a)(iv) and 14.2(b); (ii) to the obligations of the Seller in respect of matters described in Section 5.2; and (iii) to the obligations of the parties in respect of the matters described in Section 16.2.

      (b) The Buyer shall not be liable to the Seller for Claims pursuant to subsection 14.2(a)(ii) and (iv) in respect of Environmental Conditions that came

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

            into existence or occurred before the Time of Closing to the extent that the aggregate value of such Claims exceeds $100,000,000.

14.14 SUBROGATION

In the event that an Indemnified Party has a right of recovery against any Third Party with respect to any Third Party Claim or Direct Claim in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then:

      (a) such Indemnifying Party will, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such Third Party with respect to such Third Party Claim or Direct Claim; and

      (b) such Indemnified Party will execute all documents reasonably required and take all action necessary to secure such rights, including the execution of such documents as are reasonably necessary to enable such Indemnifying Party to bring suit to enforce such rights.

14.15 EXCLUSIVE REMEDY

The provisions of Articles 10 and 14 will be the parties' exclusive remedies with respect to any claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, instrument or certificate executed and delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such claims will be subject to the limitations and other provisions contained in Articles 10 and 14.

15.  TERMINATION

15.1 TERMINATION

This Agreement may be terminated at any time:

      (a)   by the written agreement of the parties;

      (b) by either party at any time after June 30, 2005 if Closing has not occurred, other than by reason of a breach of, or default under, a term of this Agreement by the party seeking to terminate this Agreement.

Any termination of this Agreement made by a party pursuant to paragraph (b) above will be without prejudice to such party's rights and remedies under this Agreement accrued to the date of termination, including any related to any breach of any representation, warranty or covenant of another party.

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

16. MISCELLANEOUS

16.1 NOTICES

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows with the mention "Strictly Confidential":

            (i)   if to the Seller:

                  Weyerhaeuser Company Limited
                  5th Floor
                  925 West Georgia Street
                  Vancouver BC V6C 3L2

                  Attention:  General Counsel
                  Telecopier: 604.687.2314
                  Email:      alex.shorten@weyerhaeuser.com

            (ii)  if to the Buyer:

                  Coastal Acquisition Ltd.
                  c/o Brascan Asset Management
                  Suite 2050, Royal Centre,
                  P.O. Box 11179
                  1055 West Georgia Street,
                  Vancouver, B.C.
                  V6E 3R5

                  Attention:  President
                  Telecopier: 604.687.3419
                  Email:      rcarter@brascanam.com

            (iii) with a copy to its counsel:

                   Davis & Company
                   2800 Park Place
                   666 Burrard Street
                   Vancouver, BC  V6C 2Z7

                   Attention:  Al Hudec
                   Telecopier: 604.605.3546
                   Email:      ajhudec@davis.ca

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

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered, transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

      (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 16.1.

      (d) Any notice sent by electronic mail must have been acknowledged by the recipient as having been received before the notice is deemed to have been given.

16.2 COMMISSIONS, ETC.

The Seller agrees to indemnify and save harmless the Buyer from and against all Losses suffered or incurred by the Buyer with respect to any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Seller. The Buyer agrees to indemnify and save harmless the Seller from and against all Losses suffered or incurred by the Seller with respect to any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Buyer.

16.3 CONSULTATION

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any Applicable Law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld.

16.4 DISCLOSURE

Except for any public announcements of the transactions contemplated hereby pursuant to Section 16.3, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institutions contacted by it with respect to any financing required in connection with such transactions and counsel to such institutions, or as may be required by any Applicable Law or any regulatory authority or stock exchange having jurisdiction.

16.5 RETENTION OF BOOKS AND RECORDS

For a period of seven years after the Closing Date or such longer period as required by Applicable Laws (the "RETENTION PERIOD"), the Buyer shall retain the On-Site Books and Records and the Seller shall retain the Off-Site Books and

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

Records. Following the Retention Period, any party wishing to dispose or destroy the Books and Records in its possession shall provide not less than 30 days prior written notice to the other party of such proposed action. If the recipient of such notice desires to obtain any of such Books and Records, it may do so by notifying the other party in writing at any time before the scheduled date for such destruction or disposal. Such notice must specify the Books and Records that the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such Books and Records. All out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by the requesting party. The Seller shall, at the Buyer's sole expense, during normal business hours, afford the Buyer and its agents reasonable access to and the opportunity to review and make copies of all cancelled cheques of the Seller relating to the Purchased Business in connection with any reasonable request of the Buyer. The Buyer shall, at the Seller's sole expense, during normal business hours, afford the Seller and its agents reasonable access to and the opportunity to review and make copies of all On-Site Books and Records required by the Seller to defend against any Legal Proceeding and with respect to any softwood lumber duty investigation. The Seller and the Buyer shall cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Purchased Business, including (i) preparation and filing of Tax returns, (ii) determining the liability and amount of any Taxes due or the right to an amount of any refund of Taxes, (iii) examinations of Tax returns, and (iv) any administrative or judicial proceeding with respect to Taxes assessed or proposed to be assessed. Such cooperation shall include each party, to the extent reasonably requested by the other, making all Books and Records in its possession available to the other party. Each of the parties shall also make available to the other party, as reasonably requested and available, at no cost to the other party, personnel (including officers, directors, employers and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

16.6 CONFIDENTIALITY

For a period of two (2) years after the Closing Date, the Seller shall maintain as confidential all material non-publicly disclosed information respecting the Purchased Assets and the Purchased Business including, without limitation, all trade secrets, industrial designs and processes, inventions, current and planned manufacturing and distribution methods and customer lists, customer requirements, price lists, business plans and budgets, strategic plans, personal information of Transferred Employees and other information relating to the Purchased Assets and the Purchased Business; provided that, the Seller shall be permitted to disclose such confidential information if required to do so under Applicable Law or in conjunction with the filing of documents in connection with any Legal Proceeding in respect of this Agreement.

16.7 NON-SOLICITATION

For a period of 18 months after the Closing Date, the Seller shall not, directly or indirectly, hire, retain or attempt to hire or retain any of the Transferred Employees or in any way interfere with the relationship of the Buyer and any of the Transferred Employees, except that the Seller may hire Transferred Employees who approach the Seller seeking employment other than as a result of a solicitation by the Seller or who respond to an advertisement or other form of general solicitation by the Seller.

16.8 DISCLOSURE LETTER

      (a) If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control;

      (b) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

16.9 COSTS AND EXPENSES

Except as expressly otherwise provided for in this Agreement or the Disclosure Letter, each party shall be responsible for its own costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated.

16.10 THIRD PARTIES

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors (including any successor by reason of the amalgamation of any party) or assigns, any rights or remedies under or by reason of this Agreement.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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16.11 COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. A party's transmission by facsimile or electronic mail transmission of a scanned copy of this Agreement bearing that party's signature shall constitute an effective execution and delivery of the Agreement by that party to the party receiving the transmission.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date hereinabove mentioned.

                                                    WEYERHAEUSER COMPANY LIMITED

                                              Per: _____________________________
                                                     Name:
                                                     Title:

                                              Per: _____________________________
                                                     Name:
                                                     Title:

                                                    COASTAL ACQUISITION LTD.

                                              Per: _____________________________
                                                     Name:
                                                     Title:

                                              Per: _____________________________
                                                     Name:
                                                     Title:

                                      -95-